Exhibit 2.1

EXECUTION COPY

MASTER PURCHASE AGREEMENT

BY AND BETWEEN

RENTRAK CORPORATION

AND

THE NIELSEN COMPANY (US), LLC

December 14, 2009

TABLE OF CONTENTS (continued)

Page
Exhibits

Exhibit A	Acquired Assets
Exhibit B	Form of Initial Working Capital Statement
Exhibit C	Data License Agreement
Exhibit D	Transition Services Agreement

iv

MASTER PURCHASE AGREEMENT

This Master Purchase Agreement (together with the Disclosure Schedules and the other schedules and exhibits hereto, this “Agreement”) is made and entered into as of December 14 2009, by and between RENTRAK CORPORATION, an Oregon corporation (the “Buyer”), and THE NIELSEN COMPANY (US), LLC, a Delaware limited liability company (the “Seller”). The Buyer and the Seller are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used in this Agreement shall have the meanings ascribed to them in ARTICLE VIII.

RECITALS

WHEREAS, the Nielsen Sellers are engaged directly or indirectly in the business of providing information management and business intelligence services by gathering and tracking theatrical gross receipt ticket sales and related information at movie theaters in certain countries for films and pay-per-view screenings at such facilities (collectively, the “EDI Business”);

WHEREAS, the Parties desire that pursuant to this Agreement, the Buyer shall purchase or cause the purchase of, and the Seller shall sell or cause the sale of, all of the shares of the Stock Company and all assets of the Asset Companies relating exclusively to the EDI Business;

WHEREAS, in furtherance thereof, upon the terms and subject to the conditions of this Agreement, the Buyer desires to purchase or cause certain Rentrak Buyers specified herein to purchase, and the Seller desires to cause the UK Sellers to sell, all of their shares in EDI-UK;

WHEREAS, also in furtherance thereof, upon the terms and subject to the conditions of this Agreement, (i) the Buyer desires to purchase or to cause certain Rentrak Buyers specified herein to purchase, and the Seller desires to sell, or cause certain Nielsen Sellers specified herein to sell, the: (a) US Assets, (b) Australia Assets, (c) Germany Assets, (d) France Assets, (e) Mexico Assets, (f) Argentina Assets and (g) Spain Assets and (ii) the Buyer desires to assume, or cause certain Rentrak Buyers to assume, the Assumed Liabilities; and

WHEREAS, effective as of the Closing, the Seller or its Affiliates and the Buyer or its Affiliates desire to enter into the Data License Agreement and the Transition Services Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
THE PURCHASE

1.1       Purchase and Sale of Shares.  At the Closing, for the consideration set forth below, on the terms and subject to the conditions set forth in this Agreement the Buyer shall cause the Rentrak UK Buyer to purchase from the UK Sellers and the Seller shall cause the UK Sellers to sell to the Rentrak UK Buyer all of the Shares free and clear of all Liens, in accordance with a share purchase agreement, in the form to be agreed upon by the Parties (the “UK Stock Purchase Agreement”).

1.2       Purchase and Sale of Assets.  At the Closing, for the consideration set forth below, on the terms and subject to the conditions set forth in this Agreement:

(a)        the Buyer shall purchase from the Seller and the Seller shall sell to the Buyer all of the Seller’s right, title and interest in and to all of the assets relating exclusively to the EDI Business in the United States set forth on Exhibit A attached hereto under the heading “US Assets” (the “US Assets”), free and clear of all Liens except for the Permitted Liens, in accordance with a bill of sale and assignment and assumption agreement, in the form to be agreed upon by the Parties  (collectively, the “US Asset Purchase Agreement”);

(b)        the Buyer shall cause the Rentrak Australia Buyer to purchase from EDI Australia and the Seller shall cause EDI-Australia to sell to the Rentrak Australia Buyer all of EDI-Australia’s right, title and interest in and to all of the assets relating exclusively to the EDI Business in Australia set forth on Exhibit A attached hereto under the heading “Australia Assets” (the “Australia Assets”), free and clear of all Liens except for the Permitted Liens, in accordance with the asset purchase agreement, in the form to be agreed upon by the Parties (the “Australia Asset Purchase Agreement”);

(c)        the Buyer shall cause the Rentrak Germany Buyer to purchase from EDI Germany and the Seller shall cause EDI-Germany to sell to the Rentrak Germany Buyer all of EDI-Germany’s right, title and interest in and to all of the assets relating exclusively to the EDI Business in Germany set forth on Exhibit A attached hereto under the heading “Germany Assets” (the “Germany Assets”), free and clear of all Liens except for the Permitted Liens, in accordance with the asset purchase agreement, in the form to be agreed upon by the Parties (the “Germany Asset Purchase Agreement”);

(d)        the Buyer shall cause the Rentrak France Buyer to purchase from EDI France and the Seller shall cause EDI-France to sell to the Rentrak France Buyer all of EDI France’s right, title and interest in and to all of the assets relating exclusively to the EDI Business in France set forth on Exhibit A attached hereto under the heading “France Assets” (the “France Assets”), free and clear of all Liens except for the Permitted Liens, in accordance with the asset purchase agreement, in the form to be agreed upon by the Parties (the “France Asset Purchase Agreement”);

(e)        the Buyer shall cause the Rentrak Mexico Buyer to purchase from EDI Mexico and the Seller shall cause EDI-Mexico to sell to the Rentrak Mexico Buyer all of EDI Mexico’s right, title and interest in and to all of the assets relating exclusively to the EDI Business in Mexico set forth on Exhibit A attached hereto under the heading “Mexico Assets” (the “Mexico Assets”), free and clear of all Liens except for the Permitted Liens, in accordance with the asset purchase agreement, in the form to be agreed upon by the Parties (the “Mexico Asset Purchase Agreement”);

(f)         the Buyer shall cause the Rentrak Argentina Buyer to purchase from EDI-Argentina and the Seller shall cause EDI-Argentina to sell to the Rentrak Argentina Buyer all of

EDI-Argentina’s right, title and interest in and to all of the assets relating exclusively to the EDI Business in Argentina set forth on Exhibit A attached hereto under the heading “Argentina Assets” (the “Argentina Assets”), free and clear of all Liens except for the Permitted Liens, in accordance with the asset purchase agreement, in the form to be agreed upon by the Parties (the “Argentina Asset Purchase Agreement”); and

(g)        the Buyer shall cause the Rentrak Spain Buyer to purchase from EDI-Spain and the Seller shall cause EDI-Spain to sell to the Rentrak Spain Buyer all of EDI-Spain’s right, title and interest in and to all of the assets relating exclusively to the EDI Business in Spain set forth on Exhibit A attached hereto under the heading “Spain Assets” (the “Spain Assets” and together with the US Assets, the Australia Assets, the Germany Assets, the France Assets, the Mexico Assets, the Argentina Assets and all of the assets of the Stock Company, the “Acquired Assets”), free and clear of all Liens except for the Permitted Liens, in accordance with the asset purchase agreement, in the form to be agreed upon by the Parties (the “Spain Asset Purchase Agreement”).

Notwithstanding anything to the contrary contained in this Section 1.2, the Acquired Assets shall not include any of the Excluded Assets.

1.3       Assumption of Liabilities.

(a)        Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and discharge, or cause the applicable Rentrak Buyer to assume and discharge, the Assumed Liabilities.

(b)        Notwithstanding anything to the contrary contained in this Section 1.3, no Rentrak Buyer shall assume or become responsible for, and the applicable Nielsen Sellers shall remain solely and exclusively responsible for and liable with respect to, the Retained Liabilities.

1.4       Purchase Price.

(a)        The aggregate purchase price to be paid by the Buyer for the Shares and the Acquired Assets at the Closing shall be an amount equal to fifteen million U.S. dollars (US$15,000,000.00) plus Excess Working Capital, if any, or less Working Capital Shortfall, if any, in either case as determined pursuant to Section 1.4(b) (the “Purchase Price”), payable as set forth in Section 1.6(c)(i), but subject to adjustment after Closing pursuant to Section 1.5.

(b)        Not less than five (5) Business Days prior to the Closing Date, the Seller shall have prepared and delivered to the Buyer a statement (the “Initial Working Capital Statement”) setting forth the Seller’s estimate of Initial Closing Working Capital along with a calculation thereof in the form set forth on Exhibit B together with reasonable supporting detail (the date on which such Initial Closing Working Capital estimate shall have been delivered, the “Submission Date”). The Initial Working Capital Statement shall be prepared in a manner consistent with the Financial Statements and in accordance with the Accounting Policies. The Seller shall (i) provide the Buyer reasonable access during normal business hours to the relevant books and records, accountant’s workpapers, personnel and facilities of the Nielsen Sellers and the Stock Company to the extent that the Buyer reasonably deems it necessary or appropriate to complete its review of the Initial Working Capital Statement, and (ii) cooperate with the Buyer’s reasonable requests with respect to the review of the Initial Working Capital Statement, including by providing on a timely basis all information requested by the Buyer in reviewing the Initial Working Capital Statement. If the Buyer agrees in writing with such estimate of Initial Closing Working Capital or fails to notify the Seller in writing prior to the Closing that the Buyer disputes the Seller’s estimate of Initial Closing Working Capital, such estimate by the Seller shall become the “Initial Closing Working Capital” for purposes hereof. If, prior to the Closing Date, the Buyer provides the Seller with written notice of dispute of the Seller’s estimate of Initial Closing Working Capital, then within four (4) Business Days following receipt by the Buyer of such estimate, the Buyer shall submit in writing to the Seller the Buyer’s good faith estimate of Initial Closing Working Capital, together with a calculation thereof, and the Parties shall negotiate in good faith until a mutually acceptable estimate of Initial Closing Working Capital is determined, which shall then become the “Initial Closing Working Capital” for purposes hereof. In the event that the Parties are unable to agree on the Initial Closing Working Capital within twelve (12) Business Days of the Submission Date, then the “Initial Closing Working Capital” for purposes hereof shall be the average of the Seller’s estimate of Initial Closing Working Capital and the Buyer’s estimate of Initial Closing Working Capital.

1.5       Post-Closing Purchase Price Adjustment.

(a)        Within ninety (90) calendar days after the Closing Date, the Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller a statement (the “Closing Working Capital Statement”) setting forth the Buyer’s calculation of the Closing Working Capital together with reasonable supporting detail. The Closing Working Capital Statement shall be prepared in a manner consistent with the Financial Statements, in the format of the Initial Working Capital Statement and in accordance with the Accounting Policies.

(b)        After receipt of the Closing Working Capital Statement, the Seller shall have thirty (30) calendar days to review the Closing Working Capital Statement. During such 30 day period, the Buyer shall (i) provide the Seller reasonable access during normal business hours to the relevant books and records, accountant’s workpapers, personnel and facilities of the Buyer to the extent that the Seller reasonably deems it necessary or appropriate to complete its review of the Closing Working Capital Statement, and (ii) cooperate with the Seller’s reasonable requests with respect to the review of the Closing Working Capital Statement, including by providing on a timely basis all information requested by the Seller in reviewing the Closing Working Capital Statement. Unless the Seller delivers a written notice to the Buyer on or prior to the 30th calendar day after the Seller’s receipt of the Closing Working Capital Statement specifying in reasonable detail the amount, nature and basis of all disputed items within such Closing Working Capital Statement, the Seller shall be deemed to have accepted and agreed to the Buyer’s calculation of the Closing Working Capital. If the Seller notifies the Buyer in writing of its objection to the calculation of the Closing Working Capital, the Seller and the Buyer shall, within twenty (20) calendar days (or such longer period as the Parties may agree in writing) following receipt of such notice (the “Resolution Period”), attempt in good faith to resolve any dispute with respect to the Closing Working Capital Statement and/or Working Capital Adjustment and any written resolution by the Buyer and the Seller as to any disputed amounts shall be final, binding and conclusive.

(c)        In the event of a dispute with respect the Closing Working Capital Statement and/or the Working Capital Adjustment, the Buyer and the Seller shall attempt to reconcile their differences and any written resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties and their respective Subsidiaries. If the Buyer and the Seller are unable to reach a resolution of such differences during the Resolution Period, the Buyer and the Seller shall submit the amounts agreed upon and the amounts remaining in dispute for determination and resolution to one of PricewaterhouseCoopers or Deloitte & Touche, as mutually selected by the Buyer and the Seller (the “Accountant”). If the Buyer and the Seller are unable to agree on the selection of an Accountant, then each Party shall select an independent accounting firm and the independent accounting firm selected by each Party shall mutually select the Accountant. Each Party agrees to execute, if requested by the selected Accountant, a reasonable engagement letter, including customary indemnities. The Parties shall instruct the Accountant to determine and report to the Buyer and the Seller, as promptly as is practicable but in all events within thirty (30) calendar days after the engagement of the Accountant, upon such disputed amounts (and only with respect to disputed amounts), and such report shall be final, binding and conclusive on the Parties with respect to the amounts disputed without recourse to any dispute resolution procedure hereunder for other claims. The date on which the Closing Working Capital Statement and the Working Capital Adjustment are finally determined is referred to as the “Determination Date.” The fees, costs and expenses of the Accountant shall be allocated to and borne by the Buyer, on the one hand, and the Seller, on the other hand, based on the inverse of the percentage that the Accountant determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accountant. For example, should the items in dispute total in amount to $1,000 and the Accountant awards $600 in favor of the Seller’s position, 60% of the costs of its review would be borne by the Buyer and 40% of the costs would be borne by the Seller.

(d)        Within five (5) Business Days after the Determination Date, as the case may be:

(i)         if the Closing Working Capital exceeds the Initial Closing Working Capital, then the Buyer shall pay to the Seller by wire transfer to one or more accounts designated by the Seller; or,

(ii)        if the Initial Closing Working Capital exceeds the Closing Working Capital, then the Seller shall pay to the Buyer by wire transfer to one or more accounts designated by the Buyer,

in either case, an amount equal to the Working Capital Adjustment, together with interest thereon at the rate of five (5) percent per annum from the Closing Date to the date of actual payment (both dates inclusive), and such payments shall be treated for all purposes as a reduction of or addition to the Purchase Price.

1.6       The Closing.

(a)        The Closing shall take place at the offices of Proskauer Rose LLP in New York, NY at 10:00 a.m. New York City time on the date that is two Business Days after the satisfaction or waiver in writing of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Section 1.6(b) and Section 1.6(c)), or such other place, time or date as may be mutually agreeable to the Parties (the “Closing Date”). Except as otherwise set forth herein, all transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions contemplated by this Agreement to be completed at the Closing are completed and all other documents and certificates contemplated by this Agreement to be delivered at the Closing are delivered.

(b)        At the Closing, the Seller shall deliver or cause to be delivered the following to the Buyer:

(i)         the UK Stock Purchase Agreement, duly executed by the UK Sellers;

(ii)        the US Asset Purchase Agreement, duly executed by the Seller;

(iii)       the Australia Asset Purchase Agreement, duly executed by EDI Australia;

(iv)       the Germany Asset Purchase Agreement, duly executed by EDI Germany;

(v)        the France Asset Purchase Agreement, duly executed by EDI France;

(vi)       the Mexico Asset Purchase Agreement, duly executed by EDI Mexico;

(vii)      the Argentina Asset Purchase Agreement, duly executed by EDI Argentina;

(viii)      the Spain Asset Purchase Agreement, duly executed by EDI-Spain;

(ix)       a duly executed counterpart of the Data License Agreement substantially in the form attached hereto as Exhibit C (the “Data License Agreement”);

(x)        a duly executed counterpart of the Transition Services Agreement, in the form attached hereto as Exhibit D (the “Transition Services Agreement”);

(xi)       the share certificates, if any, representing the Shares together with a stock transfer form(s), in the form to be agreed upon by the Parties, in respect of the Shares;

(xii)      the resignations, effective as of the Closing Date, of each director and officer of the Stock Company and cancellation of all powers of attorney and mandates relating to the Stock Company;

(xiii)      the certificates of good standing (or their equivalent) of the Stock Company in its jurisdiction of organization and the foreign jurisdictions in which it is qualified, and certified Organizational Documents for the Stock Company;

(xiv)     a certificate, duly executed by an officer of the Seller, as to the satisfaction of the conditions set forth in Section 5.1(b) and (c); and

(xv)      a certificate of an officer of each Nielsen Seller, certifying as to (i) the incumbencies with respect to each Person executing a document or instrument on behalf of such Nielsen Seller, dated as of the Closing Date, (ii) the resolutions of the board of directors of such companies authorizing the sale of capital stock or Acquired Assets owned by such Nielsen Seller, as the case may be, as contemplated by this Agreement and (iii) if necessary, valid powers of attorney as shall be necessary to effect the transactions contemplated hereby with respect to such Nielsen Seller.

(c)        At the Closing, the Buyer shall deliver or cause to be delivered, the following to the Seller:

(i)         payment of the Purchase Price by wire transfer of immediately available funds to one or more accounts designated by the Seller;

(ii)        the UK Stock Purchase Agreement, duly executed by the Rentrak UK Buyer;

(iii)       the US Asset Purchase Agreement, duly executed by Rentrak;

(iv)       the Australia Asset Purchase Agreement, duly executed by Rentrak Australia Buyer;

(v)        the Germany Asset Purchase Agreement, duly executed by Rentrak Germany Buyer;

(vi)       the France Asset Purchase Agreement, duly executed by the Rentrak France Buyer;

(vii)      the Mexico Asset Purchase Agreement, duly executed by the Rentrak Mexico Buyer;

(viii)      the Argentina Asset Purchase Agreement, duly executed by the Rentrak Argentina Buyer;

(ix)       the Spain Asset Purchase Agreement, duly executed by the Rentrak Spain Buyer;

(x)        duly executed counterparts of the Data License Agreement;

(xi)       duly executed counterparts of the Transition Services Agreement;

(xii)      certificates of good standing of each Rentrak Buyer in its jurisdiction of organization and certified Organizational Documents of each Rentrak Buyer;

(xiii)      a certificate, duly executed by an officer of the Buyer, as to the satisfaction of the conditions set forth in Section 5.2(b) and (c); and

(xiv)     a certificate of an authorized officer of each Rentrak Buyer certifying as to (i) the incumbencies with respect to each Person executing a document or instrument on behalf of each Rentrak Buyer, dated as of the Closing Date, (ii) the resolutions of the board of directors and equity holders of each Rentrak Buyer authorizing the transactions contemplated by this Agreement and (iii) if necessary, valid powers of attorney as shall be necessary to effect the transactions contemplated hereby with respect to such Rentrak Buyer.

1.7       Allocation.  The Parties agree that the Purchase Price shall be allocated between (i) the Shares on the one hand, and (ii) the Acquired Assets, on the other, as follows:

Shares and Acquired Assets	Purchase Price	Percentage
Shares	$1,815,000	12.1%
US Assets	$7,614,000	50.8%
Australia Assets	$596,000	4.0%
Germany Assets	$2,193,000	14.6%
France Assets	$1,085,000	7.2%
Mexico Assets	$272,000	1.8%
Argentina Assets	$338,000	2.3%
Spain Assets	$1,088,000	7.3%
Total	$15,000000	100.00%

The Parties agree to cooperate to further allocate the Purchase Price, the Assumed Liabilities and other relevant items among the Acquired Assets for all purposes (including financial accounting and Tax purposes) in a manner consistent with Section 1060 of the Code (and any similar provision of state, local or foreign law, as appropriate) and the foregoing.  The Parties further agree to report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation agreed to by the Parties.

1.8       Further Assurances.  At any time and from time to time after the Closing, at the reasonable request of another Party and without further consideration, each Party shall (i) execute and deliver such other instruments of sale, transfer, conveyance, assignment and assumption, as applicable, and (ii) take such other actions as are necessary to transfer, convey and assign to the Buyer, and to confirm to third parties the Buyer’s rights to, title in and ownership of, the Shares and the Acquired Assets and to assume the Assumed Liabilities as contemplated hereunder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO THE NIELSEN
SELLERS, THE ASSET COMPANIES AND THE STOCK COMPANY

The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedules delivered by the Seller to the Buyer on the date of execution of this Agreement and attached hereto (the “Disclosure Schedules”), the statements contained in this ARTICLE II are true and correct (subject to any materiality, knowledge or other similar qualifiers set forth therein) as of the date of this Agreement and will be true and correct (subject to any materiality, knowledge or other similar qualifiers set forth therein) as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct (subject to any materiality, knowledge or other similar qualifiers set forth therein) as of such date).

2.1       Organization, Qualification and Corporate Power.  The Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Nielsen Seller is duly organized, validly existing and in good standing under the Laws of each jurisdiction listed opposite such Nielsen Seller’s name in Schedule 2.1. The Seller has furnished or made available to the Buyer complete and accurate copies of the Organizational Documents of the Seller and the Stock Company.

2.2       Authorization of Transaction.  Each Nielsen Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Nielsen Sellers of this Agreement and such Ancillary Agreements and the performance by the Nielsen Sellers of their obligations under this Agreement and such Ancillary Agreements and the consummation by the Nielsen Sellers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable.  This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Buyer, constitutes, and at the Closing each of the Ancillary Agreements, upon its execution and delivery by the Nielsen Seller party thereto, assuming the due authorization, execution and delivery by the applicable Rentrak Buyer, will constitute, a valid and binding obligation of the Nielsen Seller party thereto or hereto, as applicable, enforceable against them in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

2.3       Noncontravention.  Except as set forth in Schedule 2.3, neither the execution and delivery by the Seller of this Agreement or by the applicable Neilson Seller of the Ancillary Agreements to which each is a party, nor the consummation by each Nielsen Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Organizational Documents of such Nielsen Seller or the Stock Company, (b) require such Nielsen Seller or the Stock Company to provide any notice to or filing with, obtain any Permit of, or receive consent or approval from, any Governmental Entity, except notices, filings,

Permits, consents or approvals which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) conflict with, or result in a violation or breach of, or constitute a default (or give rise to a right of termination, consent or waiver under) any of the terms and conditions of any Material Agreement to which any Nielsen Seller or the Stock Company is a party or (d) violate any Law applicable to any Nielson Seller, any of the Acquired Assets or the Stock Company’s properties or assets.

2.4       Capitalization and Corporate Status of the Stock Company.

(a)        All Shares of the Stock Company are duly authorized, validly issued and fully paid up and nonassessable. All of the Shares, (i) are directly owned by the UK Sellers, (ii) are free and clear of any Liens and, (iii) constitute the entire allotted and issued and to be issued equity interests of EDI-UK. The UK Sellers are the sole legal and beneficial owners of the whole allotted and issued share capital of the Stock Company.  The Shares constitute all of the equity interests of EDI-UK to be sold to the Rentrak UK Buyer. There is no right to require the Stock Company to issue any share capital and no Lien has been created in favor of any person affecting any unissued shares or debentures.

(b)        (i) The Stock Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) the Stock Company has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, (iii) the Stock Company is not in default under or in violation of any provision of its Organizational Documents, (iv) all of the Shares are free of pre-emption rights, (v) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, agreements, calls, equities, demands or commitments (other than this Agreement) to which any UK Seller is a party providing for the issuance, disposition or acquisition of any equity interest of the Stock Company or any security or rights convertible into or exchangeable or exercisable for any such equity interest of the Stock Company, (vi) there are no outstanding or authorized equity appreciation, phantom equity profit participation or similar rights with respect to the Stock Company, (vii) the Stock Company is not a party to, and there are no voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of any equity interests of the Stock Company, (viii) all statutory books and registers of the Stock Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received, and (ix) all returns, particulars, resolutions and other documents that the Stock Company is required by Law to file with or deliver to any Governmental Entity in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

(c)        The Stock Company has no subsidiaries and does not hold, nor has it agreed to acquire, any equity interest in any other Person.  The Stock Company has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognized trade associations).  The Stock Company has not operated or engaged in any business other than the EDI Business since the date of its incorporation.

2.5       Financial Statements.  The Seller has made the Financial Statements available to the Buyer, complete copies of which are attached to Schedule 2.5. Except as set forth in

Schedule 2.5 or in the notes to the Financial Statements, the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) have been prepared in accordance with the books and records of the Asset Companies and the Stock Company and (iii) fairly present in all material respects the Seller’s calculation of the financial condition and the results of operations of the Acquired Business as operated by the Seller, in each case as of the respective dates thereof and for the periods referred to therein, and in each case as presented on the basis reflected in the notes thereto. The total revenues for the Acquired Business for the ten-months ended October 31, 2009 were approximately $10,580,000.

2.6       Undisclosed Liabilities.  The Stock Company has no Liabilities, except for (a) Liabilities reflected or reserved against in the Latest Balance Sheet, (b) Liabilities which have arisen since the Latest Balance Sheet Date in the Ordinary Course of Business, (c) contractual and other Liabilities incurred in the Ordinary Course of Business, or (d) Liabilities or obligations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (in each case under clauses (b)-(d) none of which results from, or arises out of or was caused by any breach of contract, tort, infringement or violation of Law).

2.7       Tax Matters.  Except as set forth in Schedule 2.7:

(a)        all Tax Returns required to be filed by or with respect to the Stock Company or the Acquired Assets on or prior to the Closing Date have been or will have been timely filed (taking into account any extensions) when due and all such Tax Returns are or will be complete and accurate in all respects; all Taxes whether or not shown as due on such Tax Returns have been or will have been timely paid in full on or prior to the Closing Date; and no adjustment relating to such Tax Returns has been proposed in writing by any Tax authority and, to the Knowledge of the Seller, no reasonable basis exists for any such adjustment;

(b)        there are no pending or, to the Knowledge of the Seller, threatened written Tax Proceedings for the assessment or collection of Taxes against the Stock Company, and all deficiencies asserted or assessments made, if any, as a result of such Tax Proceedings have been paid in full;

(c)        there are no Liens for Taxes on any of the Shares, any assets of the Stock Company or the Acquired Assets and, to the Knowledge of the Seller, no Tax authority has threatened in writing that it is in the process of imposing any Lien for Taxes on any of the Shares, any assets of the Stock Company or the Acquired Assets;

(d)        the Stock Company (i) neither is a party to, is bound by nor has an obligation under, any Tax sharing or allocation agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”) in respect of which claims against the Stock Company would not be time barred; and (ii) has no liability or obligation to any Person as a result of, or pursuant to, any such Tax Sharing Agreement;

(e)        the Stock Company neither has agreed, is required nor has requested, to make any adjustment under any provision of federal, state, local or foreign Law by reason of a

(f)         change in accounting method or otherwise, which adjustment would result in an income inclusion, or disallowance of deductions, under any provision of federal, state, local or foreign Law after the Closing Date;

(g)        the Stock Company will not be required to include amounts in income, or exclude items of deduction, after the Closing Date as a result of (i) any intercompany transaction under any provision of federal, state, local or foreign Law arising or occurring prior to the Closing, (ii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) any agreement with a taxing authority entered into prior to the Closing, (iv) any prepaid amounts received by the Stock Company on or prior to the Closing Date, or (v) any dividend or other distribution of assets by the Stock Company on or prior to the Closing; and

(h)        No claim has ever been made by a taxing authority in a jurisdiction where the Stock Company does not file Tax Returns that the Stock Company is or may be subject to Tax in that jurisdiction nor is there a reasonable basis for any such claim.

2.8       Ownership and Condition of Assets.

(a)        Except as set forth in Schedule 2.8, each Asset Company and the Stock Company has legal and beneficial ownership of, and good and marketable title to, the Acquired Assets purported to be owned by it, free and clear of all Liens other than the Permitted Liens. Upon execution and delivery by each Asset Company of the instruments of conveyance referred to in Section 1.6(b), the Buyer will have legal and beneficial ownership of, and good and marketable title to, the Acquired Assets, free and clear of all Liens other than the Permitted Liens and the Liens set forth in Schedule 2.8.  The Acquired Assets include all assets relating exclusively to the EDI Business and shall be transferred directly or indirectly to the Buyer pursuant to the terms of this Agreement.

(b)        This Agreement, the Ancillary Agreements and the transactions contemplated hereunder and thereunder comply with and are permitted under the terms of the (i) Senior Secured Loan Agreement, dated June 8, 2009, among Nielsen Finance LLC, the Guarantors Party (as defined therein), Goldman Sachs Lending Partners LLC, and the other parties set forth therein, (ii) Amended and Restated Credit Agreement, dated as of August 9, 2009 and amended and restated as of June 23, 2009, among Nielsen Finance LLC, TNC (US) Holdings Inc., Nielsen Holding and Finance B.V., the Guarantors Party (as defined therein), Citibank, N.A. and the other parties set forth therein ((i) and (ii), the “Seller Credit Facilities”) and (iii) Indentures, each dated as of May 1, 2009, January 27, 2009 and August 9, 2006, among Nielsen Finance LLC, Nielsen Finance Co., the Guarantors (as defined therein) and Law Debenture Trust Company of New York, as supplemented.  Any Liens on any of the Acquired Assets granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (as such terms are defined with the applicable Seller Credit Facility) shall be automatically released on the Closing Date.

2.9       Real Property Leases.  Schedule 2.9 sets forth a complete list of all Real Property Leases. Except as set forth on Schedule 2.9, with respect to each Real Property Lease, none of the Asset Companies or the Stock Company are, and to the Knowledge of the Seller, no other party to a Real Property Lease is, in material breach or material violation of, or material default under, any such Lease and no event has occurred, is pending or is threatened, which, after the giving of notice or with lapse of time would constitute a material breach or default by any such party.  The Stock Company has never owned any real property.

2.10     Intellectual Property.

(a)        Schedule 2.10(a) sets forth a complete list of each patent and patent application, each copyright registration, each domain name registration and each trademark, service mark or trade dress covered by any registration or application therefor, logos, internet domain names, corporate names used or held for use in the Acquired Business (the “Business Intellectual Property”). Except as set forth in Schedule 2.10(a), the applications and registrations for Intellectual Property listed in Schedule 2.10(a) are valid, in good standing and enforceable.

(b)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Nielsen Seller owns all right, title and interest to the Business Intellectual Property purported to be owned by it free of all Liens except for the Permitted Liens.

(c)        (i) No Person is infringing or misappropriating any of the Business Intellectual Property and (ii) none of the Business Intellectual Property infringes or misappropriates any Intellectual Property rights of any Person, except, in each case, for such misappropriations or infringements as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)        Schedule 2.10(d) sets forth a complete list of each material license (the “IP Licenses”) as of the date hereof (i) pursuant to which the Stock Company or an Asset Company has licensed or granted any rights to any third party with respect to any Business Intellectual Property, and (ii) pursuant to which the Stock Company or an Asset Company is licensed to use any material third party Intellectual Property that are used in or relate to the EDI Business (excluding off-the-shelf software programs licensed by the Stock Company or any Asset Company pursuant to “shrink wrap” or other licenses where the license fee is less than $1000 per computer or seat).

2.11     Contracts.

(a)        Schedule 2.11(a) sets forth a complete list of all written or oral agreements and contracts of the following types included in the Acquired Business (the “Material Agreements”) (other than Real Property Leases which are addressed under Section 2.9):

(i)         any agreement for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum or having a remaining term longer than one year;

(ii)        any agreement for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, or (B) which involves more than the sum of $50,000;

(iii)       agreements and instruments relating to the borrowing of money or extension of credit which involves more than the sum of $10,000;

(iv)       any agreement for the disposition of the assets or the business of the Stock Company in excess of $50,000 (other than the sale of products or services in the Ordinary Course of Business) or any agreement for the acquisition by the Stock Company of the assets or business of any other entity in excess of $50,000 (other than purchases in the Ordinary Course of Business);

(v)        any agreement which prohibits or restricts the Stock Company from freely engaging in business (including the EDI Business) anywhere in the world;

(vi)       any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation (whether in base salary, commission or bonus) in excess of $60,000 or providing severance benefits;

(vii)      the IP Licenses;

(viii)      any agreement relating to joint ventures or the ownership of or investment in, any Person; and

(ix)       any other agreement (or group of related agreements) involving more than $50,000 or not entered into in the Ordinary Course of Business.

(b)        Each Material Agreement is a valid, binding and enforceable agreement (in accordance with its terms) of the Asset Company or the Stock Company party to such Material Agreement and is in full force and effect as to such party, and, to the Knowledge of the Seller, as to each other party thereto, except for any such failure or failures to be so enforceable and in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  None of the Asset Companies or the Stock Company is in material breach of or in material default under (and to the Knowledge of the Seller no event has occurred which with notice or the passage of time or both would constitute a breach or default under) any Material Agreement, nor, to the Knowledge of the Seller, is any other party to any of the Material Agreements in default thereunder.  Complete copies of each Material Agreement shall be made available to the Buyer promptly after the date hereof.

2.12     Accounts Receivable.  Except as set forth on Schedule 2.12, all accounts receivable of the Acquired Business that are reflected on the Latest Balance Sheet (other than those paid prior to the date hereof) are receivables which arose in the Ordinary Course of Business.

2.13     Insurance.  Schedule 2.13 sets forth a complete list of each insurance policy (including fire, theft, casualty, comprehensive general liability, workers’ compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) covering the Acquired Business. No such insurance policy shall be transferred to any Rentrak Buyer.  There have been no claims by the Stock Company or any Asset Company under any such insurance policy as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

2.14     Litigation.  Except as set forth in Schedule 2.14, since January 1, 2009, there has not been any Legal Proceeding which is or has been pending or, to the Knowledge of Seller, is or has been threatened against the Stock Company or against any Asset Company with respect to the Acquired Assets which (a) seeks damages in excess of $50,000 or (b) challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

2.15     Employees.  Schedule 2.15 contains a complete list of all full-time, part-time and temporary employees and independent contractors of the Stock Company, each Asset Company or each Nielsen Seller who works exclusively for the EDI Business as of the date hereof (collectively, the “Business Employees”), and shows for each such employee the current annual salary, any other compensation payable, employer and date of employment. Except as set forth on Schedule 2.15, the Stock Company has not, nor has any Asset Company or Nielsen Seller received written notice from any Business Employee that such employee plans to terminate employment with the Stock Company, any Asset Company or any Nielsen Seller (other than for the purpose of accepting employment with any Rentrak Buyer following the Closing), provided that a refusal of any such Business Employee to accept any offer from a Rentrak Buyer which such Rentrak Buyer is required to make prior to the Closing shall not be considered a notice for purposes of this Section 2.15.

2.16     Employee Benefits.  Schedule 2.16 contains a complete and accurate list of all Company Plans and the sponsor of each such plan. Complete and accurate copies of all written Company Plans have been delivered or made available to the Buyer.  Each Company Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law (including, without limitation, ERISA and the Code) and the Stock Company is not, nor is any Asset Company or Nielsen Seller in default of any obligation with respect to any Company Plan or any Business Employee.  No proceeding, claim, audit or investigation regarding a Company Plan has been threatened, asserted, instituted or, to the Knowledge of the Seller, is anticipated against any of the Company Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Stock Company, the Asset Companies, the Nielsen Sellers or any of their ERISA Affiliates, any Business Employee, officer, director, shareholder or other service provider of the Stock Company, the Asset Companies or the Nielsen Sellers (whether current, former or retired), or any of the assets of any trust of any of the Company Plans.  There are no unfunded liabilities in relation to any Company Plan.  Other than the UK Pension Plan, there are no Company Plans maintained solely by the Stock Company for the benefit of its Business Employees.  Other than the UK Pension Plan, no Company Plan shall be transferred to any Rentrak Buyer.  With respect to the UK Pension Plan, the fair market value of the assets of the UK Pension Plan, the liability of the insurer for the UK Pension Plan funded through insurance or the book reserve established for the UK Pension Plan, together with any accrued contributions, are sufficient and will be sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement and as of the Closing Date, with respect to all current and former participants in the UK Pension Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to the UK Pension Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.  The UK Pension Plan has been maintained and operated in all material respects in accordance with its terms and all applicable Laws and other requirements, and if intended to qualify for special tax treatment, satisfies all requirements for such treatment.

2.17     Legal Compliance.  The Stock Company, and the Asset Companies with respect to the Acquired Assets, have conducted and currently conduct their respective business in compliance with applicable Laws or Permits, except for any failure to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Stock Company and the Asset Companies, to the extent applicable to the Acquired Assets, are currently subject to the judgments, orders and decrees set forth on Schedule 2.17.

2.18     Customers and Suppliers.  Schedule 2.18 sets forth a complete list of (a) the top ten (10) customers of the Acquired Business (by revenue) for each of the last two fiscal years and (b) the top ten (10) suppliers of the Acquired Business (by dollar volume of purchases) for each of the last two fiscal years.  None of such customers or suppliers has notified any Nielsen Seller, the Stock Company or any Asset Company that they intend to terminate, modify or amend their existing agreement with such Person.

2.19     Permits.  Except as set forth on Schedule 2.19, the Stock Company and the Asset Companies with respect to the Acquired Assets held and currently hold all Permits required to conduct their business as presently conducted, except for such Permits the failure of which to hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and accurate list of such Permits is set forth on Schedule 2.19 and such Permits are in full force and effect and no suspension or cancellation is pending.

2.20     Brokers’ Fees.  The Nielsen Sellers have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.21     Bank Accounts.  Schedule 2.21 contains a complete and accurate list of all bank accounts and safe deposit boxes of the Stock Company and the names of persons having signature authority with respect thereto or access thereto.

2.22     Certain Payments.  During the past five (5) years, none of the Nielsen Sellers, nor any of their respective Affiliates, nor any other Person acting for or on behalf of any of them, has directly or indirectly, in violation of any applicable Law, (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or other similar payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Nielsen Seller, any Asset Company, the Stock Company or the EDI Business.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this ARTICLE III are true and correct (subject to any materiality, knowledge or other similar qualifiers set forth therein) as of the date of this Agreement and will be true and correct (subject to any materiality, knowledge or other similar qualifiers set forth therein) as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct (subject to any materiality, knowledge or other similar qualifiers set forth therein) as of such date).

3.1       Organization and Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Oregon.  At the Closing, each Rentrak Buyer will be duly qualified to conduct business and will be in good standing under the Laws of each jurisdiction of its formation.  The Buyer has furnished or made available to the Seller complete and accurate copies of its Organizational Documents.

3.2       Authorization of the Transaction.  At the Closing, each Rentrak Buyer will have all the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, as applicable. The execution and delivery by the Buyer of this Agreement and each of the Rentrak Buyers of the Ancillary Agreements to the extent it is a party and the performance by the Buyer of its obligations under this Agreement and each Rentrak Buyer under the Ancillary Agreements to the extent it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby to the extent it is a party, have been, in the case of the Buyer, or will be, at the time of the Closing in the case of the Rentrak Buyers, duly and validly authorized by all necessary corporate or limited liability company action, as applicable. This Agreement has been and the Ancillary Agreements will be duly and validly executed and delivered by each applicable Rentrak Buyer and, assuming the due authorization, execution and delivery by each applicable Nielsen Seller, constitutes with respect to this Agreement or will constitute with respect to, the Ancillary Agreements, a valid and binding obligation of each applicable Rentrak Buyer, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.3       Noncontravention.  Neither the execution and delivery by the Rentrak Buyer of this Agreement, nor the consummation by the Buyer of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Organizational Documents of the Buyer, (b) require on the part of the Buyer any notice to or filing with, or any Permit of, any Governmental Entity, except notices, filings or Permits which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.  At the Closing, neither the execution or delivery of the Ancillary Agreements to which a Rentrak Buyer is a party, nor the consummation by the applicable Rentrak Buyer of the Ancillary Agreement to which it is a party, will (a) conflict with or violate any provision of the Organizational Documents of any of the Rentrak Buyers, (b) require on the part of any Rentrak Buyer any notice to or filing with, or any Permit of, any Governmental Entity, except notices, filings or Permits which, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Rentrak Buyer or any of its properties or assets.

3.4       Financial Ability to Perform.  The Buyer has on hand, and will have at all times from the date hereof through the Closing Date, available cash funds sufficient to pay the Purchase Price as well as to pay all of the Buyer’s fees and expenses associated with the transactions contemplated by this Agreement and the Ancillary Agreements.

3.5       Brokers’ Fees.  The Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.6       Litigation.  There is no Legal Proceeding which is pending or, to the Knowledge of the Buyer, threatened in writing against any Rentrak Buyer, which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any action taken or to be taken by the Buyer in connection herewith.

3.7       Purchase for Investment.  The Buyer is acquiring or causing the acquisition of the Shares for investment and not with a view toward any resale or distribution thereof, except in compliance with the Securities Act of 1933, as amended and applicable Law.

3.8       No Knowledge of Breach.  As of the date hereof, the Buyer has no Knowledge of any breach, or of any act, omission, condition or circumstance which, after the giving of notice or the passage of time or both, would cause the conditions of the Seller set forth in clauses (b) or (c) of Section 5.1 not to be satisfied.

ARTICLE IV

COVENANTS

4.1       Closing Efforts.  Each Party shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

4.2       Governmental Notices, Filings and Consents.  Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, Permits, consents, approvals and other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as is required for such Party to consummate the transactions contemplated by this Agreement and which are set forth opposite such Party’s name on Schedule 4.2, and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

4.3       Operation of Business.  Except (i) as contemplated by this Agreement, (ii) with the prior written consent of the Buyer, or (iii) as required by applicable Law, during the period from the date of this Agreement to the Closing Date, the Seller shall cause each Asset Company with respect to the EDI Business and the Stock Company to conduct its business only in the

Ordinary Course of Business.  Without limiting the generality of the foregoing, and except (i) as set forth on Schedule 4.3, (ii) with the prior written consent of the Buyer, or (iii) as required by applicable Law, during the period from the date of this Agreement through the Closing Date, the Seller shall cause the Stock Company not to, and solely to the extent clauses (d), (e), (f), (g) and (n) pertain to the Acquired Assets or the Transferred Employees, the Seller shall cause each Nielsen Seller not to:

(a)        issue, sell, grant, pledge or otherwise dispose of, or encumber, or authorize the issuance, sale, grant, pledge, disposition or encumbrance of, any stock or other securities of the Stock Company or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of options, warrants or other convertible securities outstanding on the date hereof), or amend any of the terms of (including the vesting of) any options, warrants or restricted stock agreements outstanding as of the date hereof, or repurchase or redeem any stock or other securities of the Stock Company or rights, warrants or options to acquire such stock or securities;

(b)        split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)        create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; issue, sell, amend or accelerate the conversion of any debt securities or warrants or other rights to acquire any debt securities; or make any loans, advances or capital contributions to, or investments in, any other Person;

(d)        except as contemplated by this Agreement, enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates or whose salary exceeds $50,000) increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Schedule 4.3) or hire any new officers or new employees earning more that $50,000;

(e)        assign, modify, amend or terminate any agreement of the Stock Company or Material Agreement or make any commitment or enter into any agreement, except for agreements entered into in the Ordinary Course of Business so long as they would not be considered a Material Agreement (but, for purposes of this clause (e) only, global studio contracts shall not be considered Material Agreements);

(f)         acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Affiliate or any Person), other than purchases and sales of immaterial assets in the Ordinary Course of Business;

(g)        mortgage or pledge any of its property or assets or subject any such property or assets to any Lien other than a Permitted Lien;

(h)        discharge or satisfy any Lien or pay any obligation or liability other than in the Ordinary Course of Business;

(i)         amend its Organizational Documents other than as required by Law;

(j)         (i) make any change to its accounting methods, principles or practices, (ii) make any new elections, or changes to any current elections, with respect to Taxes, (iii) enter into any settlement of or compromise any Tax liability, (iv) enter into any closing agreement relating to Taxes, (v) surrender any right to any Tax refund, or (vi) file any amended Tax Return or refund claim;

(k)        make or commit to make any capital expenditure in excess of $50,000 per item or $100,000 in the aggregate;

(l)         enter into any type of business other than the EDI Business, as conducted as of the date of this Agreement;

(m)       institute or settle any Legal Proceeding; or

(n)        agree in writing to take any of the foregoing actions.

4.4       Confidentiality.  Each Party hereby acknowledges and agrees that it (i) shall treat and hold as confidential any Confidential Information, (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) shall return to the other Party all tangible embodiments (and all copies) thereof which are in its possession if this Agreement is terminated for any reason whatsoever.

4.5       Tax Matters.

(a)        Tax Return Preparation and Filing.  The Seller shall prepare and file, or cause to be prepared and filed, when due all Tax Returns in respect of the Stock Company that are required to be filed for Pre-Closing Periods on or prior to the Closing Date and shall prepare, or cause to be timely prepared, all Tax Returns in respect of the Stock Company that are required to be filed for Pre-Closing Periods (other than a Pre-Closing Period included in a Straddle Period) that are due after the Closing Date.  Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Stock Company for Straddle Periods.  Any such Tax Return that is covered by this Section 4.5(a) shall be prepared in a manner consistent with the prior practices applicable to the preparation of such Tax Return (including all elections, accounting methods and conventions), except as otherwise required by Law, and in accordance with this Agreement.

(b)        Refunds.  The Seller shall be entitled to retain, or receive prompt payment from the Stock Company or Buyer, of any Tax refund (including refunds arising by reason of amended Tax Returns filed after the Closing Date) or utilized credit of Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to the Stock Company, for any Pre-Closing Period (“Seller’s Refunds”) provided, however, the Stock

Company, the Rentrak UK Buyer and the Buyer, as the case may be, shall be entitled to retain, and if received by the Seller or any of its Affiliates, shall be remitted to the Stock Company, the Rentrak UK Buyer or the Buyer, a Seller’s Refund to the extent that Seller’s Refund (i) was included as an asset in determining the Closing Working Capital, (ii) is attributable to the carry back of a loss or other Tax attribute from a Post-Closing Period, or (iii) arises from an adjustment that results in an increase in Taxes, or a reduction of Tax benefits, in a Post-Closing Period.  In addition, the Stock Company, the Rentrak UK Buyer and the Buyer, as the case may be, shall be entitled to the benefit of any refund (including refunds arising by reason of amended Tax Returns filed after the Closing Date) or credit of Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to the Stock Company, that were paid with respect to a period after the Closing Date and to which the Seller is not otherwise entitled under the first sentence of this Section 4.5(b). The Buyer and the Seller agree to cooperate, and the Buyer agrees to cause the Stock Company after Closing to cooperate with the Seller, with respect to claiming any refund referred to in this Section 4.5(b), including notifying the Seller or the Buyer, as the case may be, of the existence of any facts that would constitute a reasonable basis for claiming such a refund, providing all relevant information available to the Seller or the Buyer (through the Stock Company or otherwise), as the case may be, with respect to any such claim, filing and diligently pursuing such claim, provided, however, the Buyer shall not be required to pursue Seller’s Refunds, and the Seller shall not pursue, nor permit to be pursued, Seller’s Refunds, if the Buyer shall determine in its reasonable discretion that pursuing such Seller’s Refunds will likely have an adverse effect on the Buyer, the Rentrak UK Buyer, the Stock Company or their Affiliates in a Post-Closing Period.

(c)        Tax Return Review and Filing.

(i)         The Seller shall provide each Tax Return of the Stock Company for a Pre-Closing Period to be filed after the Closing Date (other than a Tax Return for a Straddle Period) to the Buyer for its review, comment, and consent to filing, which consent shall not be unreasonably withheld, no less than 30 days prior to the due date for filing such Tax Return (including extensions).  The Seller shall make such revisions to such Tax Returns as are reasonably requested by the Buyer, but only to the extent that such revisions are necessary to cause such Tax Return to be prepared in compliance with Law, in accordance with this Agreement, and in a manner consistent with the prior practices applicable to the preparation of such Tax Return, or, if there are no such prior practices, in a manner that does not have the effect of distorting the reporting of income or the claiming of expenses or losses in the applicable Pre-Closing Period.  The Buyer shall file, or cause to be filed, when due (including pursuant to extensions) all such Tax Returns required to be filed pursuant to this paragraph.

(ii)        After the Closing Date, the pre-Closing portion of each Tax Return of the Stock Company for a Straddle Period shall be subject to pre-filing review by the Seller and, in the event of any disagreement between the Buyer, on the one hand, and the Seller, on the other hand, which cannot be resolved by the Parties within 20 days of the Seller’s notification to the Buyer of such disagreement, such disagreement shall be resolved by the Accountant, and any such determination by the Accountant shall be final; provided, however, such determination by the Accountant must be obtained no later than five days prior to the date that such Tax Return is due (including any extensions).  The fees and expenses of the Accountant shall be borne equally by the Buyer, on the one hand, and the Seller, on the other hand. Unless otherwise agreed to by the Parties, Tax Returns subject to such pre-filing review shall be submitted to the Seller at least 45 days prior to the due date (including extensions) of such Tax Return and the Seller shall either complete its review or provide written comments on such return or report within 10 days of receipt of such Tax Return. Any failure by the Seller to provide written comments on any such Tax Return within such 10-day period shall be deemed to constitute the Seller’s acceptance and approval of such Tax Return.

(d)        Audits.

(i)         The Buyer and the Seller shall promptly notify the other Party in writing within 10 days from its receipt of written notice of (A) any pending or threatened Tax audit or assessment of the Stock Company relating to any Pre-Closing Period, so long as any such Pre-Closing Periods remain open, and (B) any pending or threatened Tax audit or assessment of the Buyer or the Seller which may affect the Tax liabilities of the Stock Company or either of the UK Sellers, in each case for any Pre-Closing Period, provided that the failure to give notice will not relieve the Seller of its indemnification obligations except to the extent that its position is actually materially prejudiced as a result of the failure to give timely notice.  Subject to clause (iii) below, the Seller shall, at its expense, have the right to represent the interests of the Stock Company or the UK Sellers in any Tax Proceeding relating to Pre-Closing Periods (other than a Tax Proceeding involving a Straddle Period) and to employ counsel of its choice, provided that the Seller has acknowledged in writing its indemnification obligation under Section 6.2(a) in respect of the Taxes at issue in such Tax Proceeding if such Tax Proceeding is resolved adversely, by notifying the Buyer in writing within 15 days from the receipt from the Buyer of the notice described in the first sentence of this Section 4.5(d) of its intention to assume control of the conduct of such Tax Proceeding. If a shorter response period is required by such notice, and the Buyer has not received Seller’s notification by the time the response to the relevant Governmental Entity is required, the Buyer may temporarily assume responsibility for such Tax Proceeding, but shall relinquish control to the Seller if the Seller satisfies the requirements of the preceding sentence in the manner and in the time frame specified therein.  The Buyer shall be entitled (at its expense) to attend such Tax Proceeding (whether such Tax Proceeding is conducted in person, by telephone or otherwise) with its representatives and to receive copies of all written communications, materials and submissions related to such Tax Proceeding received from, or provided to, the Governmental Entity and the Seller shall keep the Buyer informed on a timely basis of all developments.  If the Seller declines to assume the control of such Tax Proceeding, the Buyer shall have the right, at the Seller’s expense, to assume control of the conduct and resolution of such Tax Proceeding.  The Buyer agrees that it shall, at its own expense, reasonably cooperate, and cause the Stock Company to reasonably cooperate, with the Seller and its representatives in the defense against or compromise of any claim in said Tax Proceeding.

(ii)        The Seller and the Buyer shall have joint control of the defense against or compromise of any claim in any Tax Proceeding with respect to the Stock Company relating to any Straddle Period.

(iii)       In the event the resolution of all or a portion of a Tax Proceeding with respect to a Pre-Closing Period the conduct of which is controlled by the Seller could result in an increase in Taxes or a loss of Tax benefits in a Post-Closing Period for the Stock Company, the Seller shall control the conduct and resolution of such Tax Proceeding provided that the Seller shall not settle or resolve such Tax Proceeding, if such settlement or resolution would have such effect, without the consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed.

(iv)       If there is a dispute between the Seller and the Buyer regarding the conduct or resolution of any Tax Proceeding or portion thereof described in Section 4.5(d)(ii) or the resolution of any Tax Proceeding or portion thereof described in Section 4.5(d)(iii), such dispute shall be referred to the Accountant.  The Seller and the Buyer each shall present its position to the Accountant, which shall decide which position shall be adopted.  The Accountant shall not be entitled to accept any other position, unless the Seller and the Buyer shall so agree in writing.  The decision of the Accountant shall be final and binding, and its fees and costs shall be paid one-half by the Seller and one-half by the Buyer.

(e)        Allocation of Tax Liability.  In the event applicable Law does not require or permit the Parties to close federal, state, local or foreign Tax years as of the Closing Date, the allocation of the liability for Taxes between the Pre-Closing Period and the Post-Closing Period comprising a Straddle Period shall be made in accordance with this Section 4.5(e) as follows:

(i)         in the case of Taxes based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the amount of Taxes attributable to the Pre-Closing Period and the Post-Closing Period included in the Straddle Period shall be determined by closing the books of the applicable entity as of the close of the Closing Date and by treating each of such Pre-Closing Period and the Post-Closing Period as a separate taxable year; and

(ii)        in the case of Taxes that are determined on a basis other than income, gross receipts or specific transactions, the amount of Taxes attributable to the Pre-Closing Period included in the Straddle Period shall be equal to the amount of such Taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Period and the denominator of which is the total number of calendar days in the Straddle Period, and the amount of such Taxes attributable to any Post-Closing Period shall be the excess of the amount of the Taxes for the Straddle Period over the amount of Taxes attributable to the Pre-Closing Period included in such Straddle Period.

(f)         Payment of Certain Taxes.  The Seller shall, not less than five calendar days prior to the due date (without regard to extensions) of any Tax Return referred to in Section 4.5(c), provide the Buyer with the funds to timely pay the Tax liability due and attributable to the Pre-Closing Period with respect to each such Tax Return, but only to the extent such Tax liability exceeds the aggregate amount of Taxes (excluding deferred Taxes) that was taken into account in determining the Closing Working Capital, reduced by any prior offsets to the Seller’s liability for Taxes under Section 6.2(a) or this Section 4.5(f).  In the case of a Tax Return filed pursuant to an extension, appropriate adjustments shall be made between the Seller and the Buyer if, at the time the Tax Return is actually filed, the Taxes due and attributable to the Pre-Closing Period with respect to such Tax Return are more or less than the amount, if any, previously paid by the Seller.

(g)        Transfer Taxes.  All federal, state, local, foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the execution of this Agreement, the Asset Agreements or the UK Stock Purchase Agreement, together with any inflation adjustment, interest, additions or penalties with respect thereto and any inflation adjustment or interest with respect to such additions or penalties (“Transfer Taxes”), shall be borne by the Seller.  Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the Party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such Party will use its Reasonable Best Efforts to provide such Tax Returns to the other Party at least 10 Business Days prior to the date such Tax Returns are due to be filed.  Such Tax Returns shall be prepared consistent with the allocation of the Purchase Price pursuant to Section 1.7.  The Buyer and the Seller shall cooperate in the timely completion and filing of all such Tax Returns.  The Seller shall promptly pay all Transfer Taxes.  Any Transfer Taxes resulting from any subsequent increase in the Purchase Price shall be borne in accordance with the provisions of this section.  Any Transfer Taxes resulting from any transfer of property subsequent to the Closing Date, and not in connection with the transactions contemplated by this Agreement, shall be borne by the Buyer.

(h)        Tax Sharing Agreements.  Prior to the Closing, all Tax Sharing Agreements shall be terminated, and no additional payments shall be required to be made thereunder by the Stock Company.

(i)         Tax Returns.  Within two weeks from the date hereof, the Seller shall deliver or make available to the Buyer true, correct and complete copies of all material income Tax Returns, sales and use Tax Returns and property Tax Returns for the last five years, and examination reports, and statements of deficiencies assessed against or agreed to by, or with respect to, the Stock Company for the last five taxable years.

4.6       Sharing of Tax Data.  The Seller shall have the right, from and after the Closing for a period equal to the longest statute of limitations applicable to any corporate or employment Tax matter for the fiscal year in which the Closing occurs (the “Access Period”), to have reasonable access (at its sole cost and expense) to Tax records that are transferred to the Buyer pursuant to the terms of this Agreement, and the Buyer shall maintain all such Tax records for the Access Period, for the purposes of concluding its involvement in the business conducted by the Seller prior to the Closing Date and for complying with its obligations under applicable Laws. The Buyer shall have the right for the Access Period to have reasonable access (at its sole cost and expense) to such Tax records of the Seller that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the EDI Business after the Closing.  Neither the Buyer nor the Seller shall destroy any such Tax records retained by it prior to the expiration of the Access Period without first providing the other Party with the opportunity to obtain or copy such records at such other Party’s expense.

4.7       Collection of Accounts Receivable.  The Seller shall forward or cause to be forwarded promptly to the Buyer any monies, checks or instruments received by the Seller or any of its Affiliates after the Closing Date with respect to the accounts receivable that are Acquired Assets.  After the Closing, the Seller shall permit, and hereby authorizes, the Buyer to collect, in the name of the Seller, all accounts receivable constituting part of the Acquired Assets and to endorse with the name of the Seller for deposit in the Buyer’s account any checks or drafts received in payment thereof.  The Seller shall promptly deliver to the Buyer any cash, checks or other property that it may receive after the Closing in respect of any accounts receivable or other asset constituting part of the Acquired Assets.

4.8       Employees.

(a)        Prior to the Closing, the Buyer shall use, or shall cause one or more of its Affiliates to use, its Reasonable Best Efforts to offer employment, effective as of the Closing Date but contingent upon the Closing actually occurring, to those Business Employees of the Seller who are listed on Schedule 4.8(a), unless applicable Law provides for an automatic transfer of employment of any such Business Employees.  Such Business Employees who affirmatively accept the Buyer’s or its Affiliate’s offer of employment, or are automatically transferred by reason of applicable local Law, and commence working for the Buyer or its Affiliates on or promptly after the Closing Date are hereinafter referred to as the “Transferred Employees.”  Notwithstanding the foregoing, except as may be prohibited under applicable Law, nothing herein shall be construed as to prevent the Buyer from terminating the employment of any Transferred Employee at any time after the Closing Date for any reason (or no reason).  The Company shall deliver to the Buyer as of the Closing Date all personnel files relating to the Transferred Employees in a manner that preserves the confidentiality of such files.  With respect to the transfer of any Non-US Business Employees situated within the European Union, each Party shall, and shall cause the Rentrak Buyers and the Nielsen Sellers, as applicable, to, comply with all obligations pursuant to applicable Laws and the applicable Ancillary Agreements in order to transfer such Non-US Business Employees to such Rentrak Buyers, including the Transfer of Undertakings Directive as applied in the relevant Member States, and any transition obligations required for such Non-US Business Employees and will cooperate promptly with the other Party to complete and provide, as the case may be, the requisite notifications, consultations and information to such Non-US Business Employees and to the applicable employee representative bodies and Governmental Entities, as necessary.

(b)        With respect to the transfer of any Non-US Business Employees situated outside the European Union, namely in Argentina and Australia, in addition to complying with all relevant Laws and the applicable Ancillary Agreements in order to transfer such employees to the Rentrak Buyers, each Party shall, and shall cause the Rentrak Buyers and Nielsen Sellers, as applicable (i) to provide and make available any and all notifications, consultations and information about the transfer which may reasonably be required in the relevant countries to Governmental Entities, if any, and to such Non-US Business Employees and to their employee representative bodies, if any, and (ii) to enter into appropriate transfer agreements with the applicable Nielsen Seller and, when required or appropriate, with the Non-US Business Employees, prior to the Closing and contingent thereon, or subsequent to the Closing, in a form agreed by the Parties prior to the Closing, transferring such Non-US Business Employees on substantially the same terms and conditions as of the date of this Agreement, provided that, in no event shall the Seller as a result of such transfers be obligated to pay any severance to such Non-US Business Employees, unless mandatory applicable Law would require such payments notwithstanding the agreed terms of the transfer agreements.

(c)        The Seller shall be responsible for providing, or causing an ERISA Affiliate to provide, continuation coverage (within the meaning of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and any state continuation coverage requirements (collectively, “COBRA”)), as is required pursuant to COBRA, in respect of any current or former employee of the Stock Company, the Asset Companies or the Nielsen Sellers or any “qualified beneficiary” (as defined in COBRA) of any such individual who incurs a “qualifying event” at or prior to the Closing.  The Buyer shall be responsible for providing such continuation coverage as is required under COBRA in respect of any Transferred Employee or any qualified beneficiary of a Transferred Employee, in each case, who incurs a qualifying event following the Closing Date.

(d)        Subject to the provisions of this Section 4.8(d), the Buyer shall be responsible for the payment of severance to any Transferred Employee who was a US Business Employee prior to the Closing Date and whose employment with Buyer terminates within the sixty (60) day period following the Closing Date (the “60-day Employees”) in the amount set forth on Schedule 4.8(d) with respect to such Transferred Employee (the “Severance Obligation”). Seller shall reimburse the Buyer for 100% of any such Severance Obligation paid by the Buyer to the 60-day Employees (the “Seller's Share”). No later than ninety (90) days following the Closing Date, the Buyer shall provide to Seller a written report certified as true, accurate and complete by an officer of the Buyer (the “Termination Report”) containing the (i) name of each 60-day Employee, and (ii) the amount of Severance Obligation that has been paid to such 60-day Employee. The Seller shall remit to Buyer the Seller’s Share within thirty (30) days’ of its receipt and acceptance as accurate of the Termination Report.  If the Buyer terminates the employment of any Transferred Employee (who was a US Business Employee prior to the Closing Date) after the expiration of the sixty (60) day period but within one year from the Closing Date, the Buyer shall pay the Severance Obligation.

(e)        For the avoidance of doubt, no Company Plans or other Employee Benefit Plans in which the Stock Company, any of the Asset Companies or any of the Nielsen Sellers participates, and no Liabilities with respect thereto shall be transferred to any Rentrak Buyer pursuant to this Agreement, other than the UK Pension Plan with respect to the employees of EDI-UK, the Severance Obligation as provided in Section 4.8(d) above and as provided by applicable Law.

(f)         The parties hereto acknowledge and agree that all provisions contained in this Section 4.8 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any employee or former employee of the Asset Companies, the Stock Company or any Nielsen Seller or the EDI Business (including the Business Employees and the Transferred Employees), any participant in any Employee Benefit Plan maintained by the Buyer or any of its Affiliates, or any dependent or beneficiary thereof, or (ii) to continue employment with the Buyer or any of its Affiliates.

(g)        The Seller shall notify or start a consultation process with, as applicable Law may require, all works councils and other similar employee representative bodies within ten (10) days after the date hereof.

4.9       Non-Solicit of Employees.  From and after the date hereof and for a period of three (3) years from and after the Closing Date (to the maximum extent allowed by mandatory applicable Law in the relevant jurisdictions) (i) the Seller shall not, directly or indirectly, employ, attempt to employ or assist anyone else in employing or attempting to employ any employee of a Rentrak Buyer who is engaged in the EDI Business or induce or attempt to induce any employee or contractor of a Rentrak Buyer who is engaged in the EDI Business to terminate their employment or engagement with such Rentrak Buyer, and (ii) except with respect to the Transferred Employees or with the prior written consent of the Seller, the Buyer shall not, directly or indirectly through a Rentrak Buyer, employ, attempt to employ or assist anyone else in employing or attempting to employ any employee of the Seller or its Affiliates or induce or attempt to induce any employee or contractor of the Seller or its Affiliates to terminate their employment or engagement with the Seller or its Affiliates, as the case may be; provided, that the foregoing shall not prohibit the solicitation or employment of any such Person (i) resulting from general advertisements for employment conducted by any Nielsen Seller or Rentrak Buyer, any of their respective Affiliates or any professional search service, (ii) if such Person approaches any Nielsen Seller or Rentrak Buyer or any of their respective Affiliates on an unsolicited basis, or (iii) following cessation of such Person’s employment with any Nielsen Seller or Rentrak Buyer without any solicitation or encouragement.

4.10     Bulk Transfers Law.  The Buyer hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the US Assets to the Buyer or one or more of its Affiliates.

4.11     Non-competition.

(a)        For a period of four (4) years from and after the Closing, neither the Seller nor any of its Affiliates will directly or indirectly engage in the EDI Business (provided, however, the Parties acknowledge the Seller’s rights to conduct its business as described in the Data License Agreement); provided, that the Parties agree and acknowledge that the Seller and its Affiliates have and will continue to have and seek relationships with customers, clients and prospective clients of the Acquired Business for business that is not competitive with the Acquired Business and that nothing contained in this Section 4.11 shall limit in any way the Seller’s and its Affiliates’ right to access such entities in connection with other businesses of the Seller and its Affiliates.

(b)        In the event any judicial or arbitral determination is made that any provision of this Section 4.11 constitutes an unreasonable or otherwise unenforceable restriction against the Seller or any of its Affiliates, the provisions of this Section 4.11 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to such Person.  In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the restricted geographical area, any prohibited business activity or any time period from the coverage of this Section 4.11 and to apply the provisions of this Section 4.11 to the remaining portion of the restricted geographical area, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority.

(c)        The Seller acknowledges and agrees that any remedy at law for any breach of the provisions contained in this Section 4.11 shall be inadequate and the Buyer shall be entitled to injunctive relief in addition to any other remedy the Buyer may have under this Agreement.

4.12     Announcements; Customers.  No Party shall issue any press release or public announcement relating to this Agreement, or the transactions contemplated hereby, without the prior consultation with and written approval by the other Party; provided, that any Party may make any public disclosure it reasonably believes in good faith (after consultation with its legal counsel) is required by applicable Law or stock exchange rule (in which case the non-disclosing Party shall be given a reasonable opportunity to review the relevant release or announcement prior to making such disclosure).  The Buyer and the Seller shall cooperate to prepare a joint press release to be issued on the Closing Date, which press release, in either case, shall be mutually acceptable to the Buyer and the Seller. From the date hereof through the Closing, the Parties shall not, and shall cause each of their respective Affiliates to not, contact, directly or indirectly, or disclose to any client or customer of any Person doing business with, any other Party (or any of its Affiliates), including any party to a Material Agreement any information relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby, including the existence of same.

4.13     Access and Certain Information.

(a)        From the date of this Agreement until the first to occur of the Closing Date or the termination of this Agreement, the Seller shall (and shall cause each Nielsen Seller to) afford the Buyer and its officers, employees, accountants, counsel and other representatives with reasonable access, upon reasonable notice, during normal business hours and in a manner that does not interfere with business operations, to the Acquired Assets, the books and records, contracts, personnel, facilities and all other documents and information reasonably requested by the Buyer related to the Acquired Assets, the Assumed Liabilities, the Stock Company or the EDI Business and to make such copies as the Buyer reasonably deems necessary; provided, however, that the Buyer shall not contact any customers, suppliers or employees of Seller without Seller’s prior written consent.

(b)        The Seller shall use Reasonable Best Efforts to deliver to the Buyer on or prior to the 30th day following the Closing, audited financial statements of the EDI Business for the fiscal year ended December 31, 2009 prepared in accordance with GAAP, together with an opinion thereon of the Seller’s independent public accountants, which audited financial statements and opinion shall meet all standards required by Regulation S-X promulgated under the Exchange Act (“2009 Audited Financials”); provided, however, that if, prior to the Closing, the Securities and Exchange Commission concurs with the Buyer’s proposal to provide abbreviated financial statements for the EDI Business to satisfy the Buyer’s obligations under Rule 3-05 of Regulation S-X and Form 8-K, the Seller may, in lieu of delivering the 2009 Audited Financials, deliver an (x) audited Combined Statement of Assets Acquired and Liabilities Assumed for the EDI Business at December 31, 2009 and (y) audited Combined

Statement of Net Sales and Direct Expenses for the EDI Business for the year ended December 31, 2009, in each case, prepared in accordance with GAAP, together with an opinion thereon of the Seller’s independent public accountants ((x) and (y), the “2009 Abbreviated Financials”).  The costs and expenses incurred by the Seller’s independent public accountants in preparing the 2009 Audited Financials or the 2009 Abbreviated Financials, as the case may be, and the related opinion, shall be borne solely by the Buyer.

(c)        The Seller shall cooperate with the Buyer and use Reasonable Best Efforts to provide any additional financial information that the Buyer may request on or prior to the 30th day following the Closing in connection with the preparation of any pro forma financial statements with respect to the EDI Business required by Regulation S-X promulgated under the Exchange Act and Form 8-K.

4.14     Exclusive Asset or Liability.  If, following the Closing, the Parties agree that an asset that was used exclusively in, or a liability relating exclusively to, the EDI Business was not transferred to the Buyer pursuant to this Agreement or any Ancillary Agreement, the Seller shall cause the applicable Nielsen Seller to transfer such asset or liability without charge to the applicable Rentrak Buyer designated by the Buyer as promptly as reasonably practicable.

4.15     Exclusivity.  From the date of this Agreement until the first to occur of the Closing Date or the termination of this Agreement, none of the Seller, the Nielsen Sellers, the Asset Companies, the Stock Company nor any of their respective Subsidiaries, Affiliates, officers, managers, directors, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in, or initiate discussions or negotiations with, or provide any information to, any Person (other than the Buyer and its Affiliates and representatives) concerning (i) any sale of all or substantially all of the assets of the EDI Business or (ii) the sale of any equity interests, merger or similar transaction involving the Stock Company.

4.16     Certain Consents.  Between the date hereof until the Closing Date, the Seller shall use Reasonable Best Efforts to work with the Buyer in obtaining any third party consents required in connection with this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. If a consent of a Third Party which is required in order to assign any Acquired Asset (or claim, right or benefit arising thereunder or resulting therefrom) is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of the Seller to convey the interest in question to the Buyer, the Seller will cooperate with the Buyer and use its Reasonable Best Efforts in any lawful arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits of such Acquired Asset from and after the Closing Date.  If any consent or waiver is not obtained before the Closing Date and the Closing is nevertheless consummated, for a period of one (1) year following the Closing, the Seller agrees to continue to use its commercially reasonable efforts to work with the Buyer to obtain all such consents as have not been obtained prior to such date.  Notwithstanding the foregoing, the Seller shall not be required to obtain any consent required by any global studio contract.

4.17     Year-End Bonus Payments.  Prior to the Closing, the Seller shall have paid all bonus, commission payments or similar payments relating to 2009 (the “2009 Bonus Payments”) pursuant to all of the Seller’s bonus plans (the “Bonus Plans”).  Alternatively, if the

Seller cannot pay the 2009 Bonus Payments prior to the Closing (excluding for financial reasons), the Seller may reserve the 2009 Bonus Payments payable pursuant to the Bonus Plans as a Current Liability on the Closing Working Capital Statement and the Closing Working Capital shall be reduced accordingly.  The 2009 Bonus Payments shall be calculated and paid, if applicable, in a manner consistent with past practice and in accordance with the Bonus Plans and, with respect to the Transferred Employees, based on the assumption that such Transferred Employees remained employed with the Seller through the date such bonuses are generally paid under the applicable Bonus Plans.

4.18     Incomplete Schedules.  Any incomplete Disclosure Schedules as noted therein shall be updated and delivered to the Buyer within two weeks from the date hereof.  Any update to any incomplete Disclosure Schedule shall not be taken into consideration with respect to the Seller’s satisfaction of the conditions set forth in Section 5.1(b).

ARTICLE V

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

5.1       Conditions to Obligations of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

(a)        the Seller shall have effected all of the filings and notices referred to in Schedule 4.2 which are required on the part of the Seller or any Nielsen Seller and any approval required by a Governmental Entity, Law or applicable employee representative body to close the transactions contemplated by this Agreement or any Ancillary Agreement shall have been obtained, including the expiration of any waiting period under any Antitrust Law;

(b)        the representations and warranties of the Seller set forth in this Agreement and the Ancillary Agreements to which the Seller is a party that are (i) qualified by materiality or Material Adverse Effect shall be true and correct in all respects and (ii) not qualified by materiality or a Material Adverse Effect shall be true and correct in all material respects as of the Closing as though made at the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(c)        the Seller shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement and the Ancillary Agreements to which it is a party as of or prior to the Closing in all material respects;

(d)        no Legal Proceeding shall be pending against the Seller, an Asset Company or the Stock Company wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party, (ii) cause the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party to be rescinded following consummation or (iii) have, individually or in the aggregate, a Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)        no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any preliminary or permanent injunction or other order that would make unlawful the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(f)         the Seller shall have paid in full any Indebtedness of the Stock Company;

(g)        the Seller shall have delivered to the Buyer all of the documents required pursuant to Section 1.6(b); and

(h)        the Seller shall have delivered to the Buyer evidence reasonably satisfactory to them of (i) the termination and release of all Liens on all Acquired Assets (other than Permitted Liens) and (ii) the termination of any related UCC financing statements (other than those related to Permitted Liens).

5.2       Conditions to Obligations of the Seller.  The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction of the following conditions:

(a)        the Buyer shall have effected all of the filings and notices referred to in Schedule 4.2 which are required on the part of the Buyer or any Rentrak Buyer and any approval required by a Governmental Entity to close the transactions contemplated by this Agreement or any Ancillary Agreement shall have been obtained, including the expiration of any waiting period under any Antitrust Laws;

(b)        the representations and warranties of the Buyer set forth in this Agreement and the Ancillary Agreements to which it is a party that are not (i) qualified by materiality or material adverse effect shall be true and correct in all respects and (ii) qualified by materiality or a material adverse effect shall be true and correct in all material respects as of the Closing as though made at the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(c)        the Buyer shall have performed or complied with its respective agreements and covenants required to be performed or complied with under this Agreement and the Ancillary Agreements to which the Buyer is a party as of or prior to the Closing in all material respects;

(d)        no Legal Proceeding shall be pending or threatened against the Buyer or any Rentrak Buyer wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party, (ii) cause the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party to be rescinded following consummation, or (iii) have, individually or in the aggregate, a material adverse effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e)        no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any preliminary or permanent injunction or other order that would make unlawful the consummation of the transactions contemplated by this Agreement; and

(f)         the Buyer shall have delivered to the Seller all of the documents required pursuant to Section 1.6(c).

ARTICLE VI

SURVIVAL AND INDEMNIFICATION

6.1       Survival of Representations, Warranties and Covenants.  The representations and warranties of the Parties contained herein and in each of the Purchase Agreements shall survive until the Closing and thereafter shall not survive; provided, however, that the representations and warranties of the Seller contained in Sections 2.2, 2.4 and 2.8(b) shall survive indefinitely. From and after the Closing, other than with respect to claims for fraud or pursuant to the proviso in the immediately following sentence, no Party shall commence a Legal Proceeding or make any claim whatsoever alleging breach of any representation or warranty by any other Party hereunder. The Parties’ respective covenants and agreements contained in this Agreement or in any Ancillary Agreement shall survive until the Closing and thereafter shall not survive.  Notwithstanding any of the foregoing, the covenants and agreements that are expressly contemplated hereby and thereby to survive beyond the Closing shall survive in accordance with their terms.

6.2       Indemnification.

(a)        Seller’s Indemnification.  From and after the Closing, the Seller shall indemnify and hold harmless the Rentrak Buyers and their respective Affiliates, interestholders, partners, members, directors, officers, employees and other agents and Representatives (together, the “Buyer Indemnified Parties”) from and against any and all Liabilities, judgments, claims, suits, settlements, losses, damages, Taxes, fees, Liens, proceedings, penalties, interest obligations, expenses (including, with respect to any Third Party Claim, costs of investigation and defense and reasonable attorney and professional advisor and consulting fees and expenses) whether or not involving any Person (collectively, “Losses”) incurred or suffered by any Buyer Indemnified Party arising from, by reason of or, in connection with (i) any breach of any representation or warranty of the Seller or any Nielsen Seller contained in Section 2.2, Section 2.4 or Section 2.8(b) of this Agreement, (ii) the non-fulfillment by the Seller or any Nielsen Seller of any covenant or agreement made by the Seller in this Agreement to be performed after the Closing, (iii) the non-fulfillment or breach by the Seller or any Nielsen Seller prior to the Closing of the covenants or agreements provided in Section 4.3(j) and Section 4.5 that were to be performed by the Seller or any Nielsen Seller on or prior to the Closing and (iv) any Retained Liability.

(b)        Buyer’s Indemnification.  From and after the Closing, the Buyer shall indemnify and hold harmless the Nielsen Sellers and their respective Affiliates, interestholders, partners, members, directors, officers, employees and other agents and Representatives (together, the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by any

Seller Indemnified Party arising from, by reason of or, in connection with (i) the non-fulfillment by any Rentrak Buyer of any covenant or agreement made by the Buyer in this Agreement to be performed after the Closing; (ii) any Assumed Liabilities; and (iii) the operation of the EDI Business by the Rentrak Buyers after the Closing.

(c)        Proceedings.

(i)         The party seeking indemnification under this ARTICLE VI (the “Indemnified Party”) shall as soon as reasonably practicable give notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of its claim for indemnity with respect to any Proceeding by any Third Party in respect of which indemnity may be sought (a “Third-Party Claim”).  The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(ii)        The Indemnifying Party shall notify the Indemnified Party as soon as reasonably practicable but in no event later than thirty (30) days from that date on which the Indemnified Party provided notice to the Indemnifying Party pursuant to Section 6.2(c)(i) whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to the claim described in the notice delivered pursuant to Section 6.2(c)(i) and/or whether the Indemnifying Party desires, at its sole cost and expense, to be responsible for payment of all Losses arising with respect to the claim and to defend the Indemnified Party against a Third Party Claim described therein.

(iii)       If the Indemnifying Party so notifies the Indemnified Party that the Indemnifying Party will be responsible for the payment of all Losses arising with respect to a Third Party Claim and desires to defend the Indemnified Party with respect to the Third-Party Claim pursuant to this Section 6.2, then the Indemnifying Party shall be entitled to assume the control of the defense or settlement of such Third-Party Claim in accordance with the provisions of this Section 6.2.  If requested by the Indemnifying Party, the Indemnified Party will reasonably cooperate with the Indemnifying Party and its counsel in defending or settling the Third-Party Claim the defense or settlement of which the Indemnifying Party elects to control, including by furnishing or causing to be furnished such records, information and testimony, making employees reasonably available on a mutually convenient basis; provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of such Third-Party Claim if the settlement does not provide for full indemnity of and/or release of the Indemnified Party from all Liabilities with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.  The Indemnified Party may retain separate counsel of its choice, at its sole cost and expense to represent it in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 6.2.  If the Indemnifying Party does not assume the defense of any Third-Party Claim pursuant to this Section 6.2, the Indemnified Party may continue to defend such claim and the Indemnifying Party may still participate in, but not control, the defense of such Third-

Party Claim at the Indemnifying Party’s sole cost and expense.  The Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(iv)       Notwithstanding any of the foregoing, the procedures set forth in Section 4.5(d) shall be applied for the types of disputes described therein.

ARTICLE VII

TERMINATION

7.1       Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing as provided below:

(a)        the Parties may terminate this Agreement by mutual written consent;

(b)        the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.1 not to be satisfied and Buyer has not waived such condition at or prior to the Closing and (ii) is not cured within twenty (20) days following delivery by the Buyer to the Seller of written notice of such breach;

(c)        the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.2 not to be satisfied and the Seller has not waived such condition at or prior to the Closing and (ii) is not cured within twenty (20) days following delivery by the Seller to the Buyer of written notice of such breach;

(d)        the Buyer may terminate this Agreement if the Closing shall not have occurred within 90 days from the date hereof due to the Seller’s inability to satisfy the conditions set forth in Section 5.1(b) and (c); provided, however, that the Buyer may not terminate this Agreement pursuant to this Section 7.1(d) if the Closing shall not have occurred on or before this date due to a breach by the Buyer of any representations, warranties, covenants or agreements of the Buyer, contained in this Agreement;

(e)        either Party may terminate this Agreement if (a) any Governmental Entity has issued a final, non-appealable order, decree or ruling permanently enjoining or prohibiting the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or (b) the conditions in Section 5.1(a) or 5.2(a) cannot be satisfied; provided, that neither Party may terminate this Agreement pursuant to this Section 7.1(e) if any Governmental Entity in Spain does not provide approval or clearance under the relevant Antitrust Laws in Spain, in which case, the purchase price shall be reduced by the amount allocated to Spain as set forth in Section 1.7 and the Acquired Assets, the Assumed Liabilities and any other provision in this Agreement shall be adjusted accordingly to exclude Spain.

7.2       Effect of Termination.  If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement).

ARTICLE VIII

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Access Period” shall have the meaning set forth in Section 4.6.

“Accountant” shall have the meaning set forth in Section 0.

“Accounting Policies” means GAAP, as adjusted or further defined by those accounting policies set forth on Schedule 2.5 attached hereto.

“Acquired Assets” shall have the meaning set forth in Section 1.2(g).

“Acquired Business” shall mean the Acquired Assets, the Assumed Liabilities and the Stock Company.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For this purpose, the term “control” shall mean direct or indirect ownership of greater than 50 percent of the voting power or equity of another Person.

“Agreement” shall mean this Master Purchase Agreement, including its Exhibits and Schedules.

“Ancillary Agreements” shall mean the Transition Services Agreement, the Data License Agreement, the UK Stock Purchase Agreement, the US Asset Purchase Agreement, the Australia Asset Purchase Agreement, the Germany Asset Purchase Agreement, the France Asset Purchase Agreement, the Mexico Asset Purchase Agreement, the Argentina Asset Purchase Agreement and the Spain Asset Purchase Agreement.

“Antitrust Laws” means the relevant antitrust statutes and all other statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws (whether foreign, federal, state, provincial, local or other) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Argentina Asset Purchase Agreement” shall have the meaning set forth in Section 1.2(f).

“Argentina Assets” shall have the meaning set forth in Section 1.2(f).

“Asset Companies” shall mean each of EDI-Argentina, EDI-Australia, EDI-France, EDI-Germany, EDI-Mexico, EDI-Spain and the Seller, in each case solely with respect to the Acquired Assets owned by such Asset Company.

“Asset Agreements” shall mean the US Asset Purchase Agreement, the Australia Asset Purchase Agreement, the Germany Asset Purchase Agreement, the France Asset Purchase Agreement, the Mexico Asset Purchase Agreement, the Argentina Asset Purchase Agreement and the Spain Asset Purchase Agreement.

“Assigned Contracts” shall mean the contracts that are among the Acquired Assets set forth in the Schedules to the Purchase Agreements.

“Assumed Liabilities” shall mean:

(a)        any Liability of any Nielsen Seller under any Assigned Contract to the extent arising after the Closing Date and not required to be performed on or prior to the Closing Date (other than any Liabilities arising out of any breach or default or alleged breach or default by the Seller under such Assigned Contract, which are Retained Liabilities);

(b)        all Liabilities arising after the Closing in respect of the employment of the Transferred Employees by the Buyer after the Closing to the extent assumed by the Buyer pursuant to Section 4.8;

(c)        except as otherwise provided in the definition of Retained Liabilities, (i) all Liabilities for Taxes related to the Acquired Assets attributable to any and all Post-Closing Periods, and (ii) all Liabilities of the Stock Company for Taxes attributable to any Post-Closing Period;

(d)        the amount of those Liabilities specifically assumed by the Buyer in the Closing Working Capital Statement.

“Australia Asset Purchase Agreement” shall have the meaning set forth in Section 1.2(b).

“Australia Assets” shall have the meaning set forth in Section 1.2(b).

“Bonus Plans” shall have the meaning set forth in Section 4.17.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Business Employees” shall have the meaning set forth in Section 2.15.

“Business Intellectual Property” shall have the meaning set forth in Section 2.10(a).

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 6.2(a).

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.6(a).

“Closing Working Capital” means an amount equal to the excess of (i) the aggregate current accounts receivable in the Acquired Business plus the current assets in the Acquired Business set forth on Schedule 2.5 over (ii) the aggregate current accounts payable in the Acquired Business plus the current liabilities in the Acquired Business set forth on Schedule 2.5, calculated as of the Closing Date, in a manner consistent with the standards, procedures and policies used in preparing the Financial Statements and the Accounting Policies.

“Closing Working Capital Statement” shall have the meaning set forth in Section 1.5(a).

“COBRA” shall have the meaning set forth in Section 4.8(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

"Company Plans" shall mean any Employee Benefit Plan maintained, sponsored, contributed to, or required to be contributed to, by or for the benefit of the Stock Company, an Asset Company or a Nielsen Seller or any of their ERISA Affiliates, and covering any Business Employee or with respect to which a Business Employee is eligible to participate.

“Confidential Information” shall mean confidential and proprietary trade secrets, know-how, discoveries, developments, marketing plans, strategies, forecasts, new products, software, software documentation, unpublished financial statements, budgets, projections, licenses, prices, costs and customer and supplier lists, and similar information.  Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible thereunder, (iii) was within one Party’s possession prior to it being furnished to the other Party pursuant hereto and (iv) was developed independently by one Party without the use of any information provided by the other Party or its representatives.

“Data License Agreement” shall have the meaning set forth in Section 1.6(b)(ix).

“Determination Date” shall have the meaning set forth in Section 0.

“Disclosure Schedules” shall have the meaning set forth in ARTICLE II.

“EDI Business” shall have the meaning set forth in the recitals to this Agreement.

“EDI-Argentina” shall mean Sucursal A.C. Nielsen S. de R.L., an entity organized under the laws of Argentina.

“EDI-Australia” shall mean ACNielsen Australia, an entity organized under the laws of Australia.

“EDI-France” shall mean ACNielsen France S.A.S., an entity organized under the laws of France.

“EDI-Germany” shall mean The Nielsen Company (Germany) GmbH, an entity organized under the laws of Germany.

“EDI-Mexico” shall mean ACNielsen Mexico, an entity organized under the laws of Mexico.

“EDI-Spain” shall mean ACNielsen S.A.S., an entity organized under the laws of Spain.

“EDI-UK” shall mean Nielsen EDI Limited, a private limited liability company incorporated and registered under the laws of England and Wales with company number 02550515.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of a Person, shall mean any entity that would be deemed a “single employer” with the Person under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Excess Working Capital” shall mean the amount, if any, by which Initial Closing Working Capital exceeds Target Working Capital

“Excluded Assets” shall mean all assets of the Asset Companies other than the Acquired Assets, whether tangible or intangible, real, personal or mixed. For the avoidance of doubt, Excluded Assets include all Intellectual Property of the Asset Companies other than those items expressly included among Acquired Assets.

“Financial Statements” shall mean

(a)        the combined pro-forma, unaudited statement of EBITDA (for the years ended December 31, 2007 and 2008 and for the ten-months ended October 31, 2009) prepared by the Seller reflecting the Acquired Business as operated by the Nielsen Sellers as of the dates thereto, including certain allocations of expenses and revenues to Affiliates of the Seller;

(b)        the combined pro-forma, unaudited balance sheets (at December 31, 2007 and 2008) prepared by the Seller reflecting the Acquired Business as operated by the Nielsen Sellers as of the dates thereto; and

(c)        the Latest Balance Sheet.

“France Asset Purchase Agreement” shall have the meaning set forth in Section 1.2(d).

“France Assets” shall have the meaning set forth in Section 1.2(d).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Germany Asset Purchase Agreement” shall have the meaning set forth in Section 1.2(c).

“Germany Assets” shall have the meaning set forth in Section 1.2(c).

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indebtedness” with respect to any Person means (without duplication) (i) any indebtedness or other obligation for borrowed money; (ii) any obligation incurred for the deferred purchase price of property or other assets, other than accounts payable included in current Liabilities in the calculation of Closing Working Capital and incurred in respect of property purchased in the Ordinary Course of Business; (iii) the face amount of all letters of credit issued for the account of such Person; (iv) capitalized lease obligations (required to be categorized as such pursuant to GAAP), including the current portion thereof; (v) unfunded obligations for pension, retirement or severance benefits for any officer, director or employee of such Person, including the employer portion of any payroll taxes or benefits thereon; (vi) unfunded obligations for deferred compensation for any officer, director or employee of such Person other than the amount of deferred compensation in respect of the Transferred Employees due and payable after the Closing and included in current Liabilities in the calculation of Closing Working Capital; (vii) all guarantees of similar obligations to the foregoing of such Person; (viii) all accrued interest, fees and charges in respect of any Indebtedness; (ix) all bankers acceptances and overdrafts; and (x) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any Indebtedness.

“Indemnified Party” shall have the meaning set forth in Section 6.2(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 6.2(c)(i).

“Initial Closing Working Capital” means an amount equal to the excess of (i) the aggregate current accounts receivable in the Acquired Business plus the current assets in the Acquired Business set forth on Schedule 2.5 over (ii) the aggregate current accounts payable in the Acquired Business plus current liabilities in the Acquired Business set forth on Schedule 2.5, calculated as of the Closing Date, in a manner consistent with the standards, procedures and policies used in preparing the Financial Statements.

“Initial Working Capital Statement” shall have the meaning set forth in Section 1.4(b).

“Intellectual Property” shall mean all:

(a)        patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents and patent applications;

(b)        trademarks, service marks, trade dress, Internet domain names, logos and trade names, and registrations and applications for registration (if applicable) thereof;

(c)        copyrights and registrations thereof;

(d)        computer software and data and database rights;

(e)        inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; and

(f)         other proprietary rights similar to any of the foregoing.

“IP Licenses” shall have the meaning set forth in Section 2.10(d).

“Knowledge of the Buyer” shall mean the knowledge of William Livek and David Chemerow after reasonable investigation.

“Knowledge of the Seller” shall mean the knowledge of Thomas Mastrelli, David Thomas, Eric Weinberg, James Ross, Itzhak Fisher and Michael Boland after reasonable investigation.

“Latest Balance Sheet” shall mean a combined pro-forma, unaudited balance sheet prepared by the Seller reflecting the Acquired Business as operated by the Nielsen Sellers as of the Latest Balance Sheet Date.

“Latest Balance Sheet Date” shall mean the ten-months ended October 31, 2009.

“Law” shall mean U.S. federal, state, local or foreign law, rule, statute, regulation, judgment, injunction, order, writ, ordinance, award, decree or directive of any Governmental Entity (as the case may be) with jurisdiction over the Person in question.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (except for debt collection in the Ordinary Course of Business).

“Liability” shall mean any liability or obligation, whether known or unknown, whether absolute, accrued or contingent, whether liquidated or unliquidated, whether conditional or unmatured and whether due or to become due.

“Lien” means, with respect to any property or asset (tangible or intangible), any mortgage, pledge, security interest, encumbrance, charge, lien (whether arising by contract or by operation of Law), deed of trust, claim, lease, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction or other encumbrance or limitation in respect of such property or asset.

“Losses” shall have the meaning set forth in Section 6.2(a).

“Material Adverse Effect” shall mean any material adverse change, event, circumstance or development, other than Excluded Events, that would be reasonably expected to have a material adverse effect on the (i) the EDI Business, taken as a whole; the Stock Company; the Acquired Business, taken as a whole; the Acquired Assets, taken as a whole or the financial condition or earnings of the EDI Business, taken as a whole or (ii) the ability of the Seller to consummate the transactions contemplated by this Agreement.  For purposes hereof, “Excluded Events” means changes, events circumstances or developments resulting from: (a) the transactions contemplated by this Agreement or the Ancillary Agreements, (b) generally applicable economic or market conditions affecting the Seller’s industries, (c) changes in applicable Law, rule, regulation or accounting standards, or actions required by applicable Law, rule or regulation in each case, effective after the date hereof, (d) acts of terrorism, war or armed hostilities, (e) seasonal changes in the results of operations of the EDI Business, (f) actions taken at the Buyer’s written request, or (g) the authorized announcement of the transactions contemplated by this Agreement or the Ancillary Agreements. For the avoidance of doubt, the Parties agree that the terms “material adverse effect,” “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to this definition of Material Adverse Effect.

“Material Agreement” shall have the meaning set forth in Section 2.11(a).

“Mexico Asset Purchase Agreement” shall have the meaning set forth in Section 1.2(e).

“Mexico Assets” shall have the meaning set forth in Section 1.2(e).

“Nielsen Sellers” shall mean the Seller, the UK Sellers, EDI-Australia, EDI-France, EDI-Germany, EDI-Mexico, EDI-Argentina and EDI-Spain.

“Non-US Business Employees” shall mean all Business Employees other than the US Business Employees.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past practice (including with respect to frequency, timing and amount) but excluding breaches of contract, violations of Law or litigation.

“Organizational Documents” shall mean, with respect to any Person, the charter, certificate of incorporation, memorandum and articles of association, by-laws, operating agreement, limited liability company agreement, shareholders agreement, joint venture agreement or other organization or formation documents of such Person.

“Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity.

“Permitted Lien” means (i) carriers’, warehousemen’s, mechanics’, materialmen’s, and similar liens arising in the Ordinary Course of Business and in respect of which the debts or other obligations secured thereby are not yet due and payable, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, (iv) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings, (v) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting real property and (vi) statutory liens in favor of lessors.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, Governmental Entity or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Period” shall mean (i) any taxable period beginning after the Closing Date and (ii) the portion of any Straddle Period beginning immediately after the Closing Date and ending on the last day of a Straddle Period.

“Pre-Closing Period” shall mean (i) any taxable period ending at or prior to the close of the Closing Date and (ii) the portion of any Straddle Period beginning on the first day of the Straddle Period and ending at the end of the close of the Closing Date.

“Proceeding” shall mean any suit, action or claim in equity or at law or administrative, regulatory or quasi-judicial proceeding.

“Purchase Agreements” shall mean the UK Stock Purchase Agreement, the US Asset Purchase Agreement, the Australia Asset Purchase Agreement, the Germany Asset Purchase Agreement, the France Asset Purchase Agreement, the Mexico Asset Purchase Agreement, the Argentina Asset Purchase Agreement and the Spain Asset Purchase Agreement.

“Purchase Price” shall have the meaning set forth in Section 1.4(a).

“Real Property Lease” shall mean any lease or sublease (i) that is an Acquired Asset or (ii) pursuant to which the Stock Company leases or subleases from another party any real property.

“Reasonable Best Efforts” shall mean the efforts that a reasonable and prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Reasonable Best Efforts under this Agreement shall not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement or to dispose of or make any change to its business, or any portion thereof, expend any material funds or incur any other material burden.

“Rentrak Argentina Buyer” shall mean an entity to be formed in Argentina by the Buyer.

“Rentrak Australia Buyer” shall mean an entity to be formed in Australia by the Buyer.

“Rentrak Buyers” shall mean the Buyer, the Rentrak UK Buyer, the Rentrak Spain Buyer, the Rentrak France Buyer, the Rentrak Australia Buyer, the Rentrak Germany Buyer, the Rentrak Mexico Buyer and the Rentrak Argentina Buyer.

“Rentrak France Buyer” shall mean shall mean an entity to be formed in France by the Buyer.

“Rentrak Germany Buyer” shall mean an entity to be formed in Germany by the Buyer.

“Rentrak Mexico Buyer” shall mean an entity to be formed in Mexico by the Buyer.

“Rentrak Spain Buyer” shall mean an entity to be formed in Spain by the Buyer.

“Rentrak UK Buyer” shall mean an entity to be formed under the laws of England and Wales by the Buyer.

“Resolution Period” shall have the meaning set forth in Section 1.5(b).

“Retained Liabilities” shall mean any and all Liabilities or obligations (i) of the Nielsen Sellers, the Asset Companies and the Stock Company which are not explicitly defined as Assumed Liabilities and (ii) relating to the Stock Company or the operations of the Acquired Assets by the Nielsen Sellers, the Seller or the Asset Companies prior to Closing, whether or not arising before or after the Closing. The Retained Liabilities shall include:

(a)        any claims against or Liabilities of any Nielsen Seller, any Asset Company, the Stock Company or any of their respective Affiliates relating to any of the Excluded Assets;

(b)        (i) any claims against or Liabilities of any Nielsen Seller, any Asset Company or the Stock Company or any of their respective Affiliates or for which any Nielsen Seller, Asset Company, Stock Company or any of their respective Affiliates could be liable relating to Taxes (including with respect to the Acquired Assets or otherwise) in respect of any Pre-Closing Period, (ii) any Taxes resulting from, or in connection with, the distribution of assets by the Stock Company prior to the Closing and not otherwise treated as a Retained Liability under clause (i), (iii) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Stock Company (or any of its predecessors) is or was a member on or prior to the Closing Date, (iv) any Taxes of any Person imposed on the Stock Company or its successors, in each case as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring prior to the Closing, (v) any Taxes imposed on the Stock Company as a result of any Tax Sharing Agreement entered into by such entity (or its predecessor) prior to the Closing, (vi) any withholding or other Taxes that will arise as a result of the sale of the Acquired Assets, the Shares or the assumption of the Assumed Liabilities pursuant to this Agreement (regardless of whether such Nielsen Seller, Asset Company, Stock Company or any of their respective Affiliates is liable for such Taxes under Applicable Law), (vii) any Transfer Taxes for which any Nielsen Seller or Asset Company is liable pursuant to Section 4.5(g), and (viii) reasonable accounting, legal and other out-of-pocket expenses incurred after the Closing arising out of, resulting from or otherwise related to a Tax Claim whether or not such Tax Claim results in an amount due or owing for Taxes; provided, however, such Tax obligations and liabilities described in clauses (i), (iii), (iv) and (v) shall only be Retained Liabilities to the extent such amounts due or owing exceed the aggregate amount of such Taxes (excluding deferred Taxes) that was taken into account in determining the Closing Working Capital, reduced by any prior offsets to the Seller’s liability for Taxes pursuant to Section 6.2(a) or Section 4.5(f);

(c)        any claims or Liabilities for legal, accounting, investment banking, brokerage or similar fees or expenses incurred by the Nielsen Sellers, the Asset Companies, the Stock Company or any of their respective Affiliates in connection with, resulting from or attributable to the transactions contemplated by this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby;

(d)        any Indebtedness not reflected on the Closing Working Capital Statement;

(e)        any Liability of the Nielsen Sellers, the Asset Companies, the Stock Company or any of their respective Affiliates of a type required to be reflected on a balance sheet prepared in accordance with GAAP which is not included in the definition of Closing Working Capital;

(f)         any Liability arising out of any Proceedings pending against any Nielsen Seller, any Asset Company, the Stock Company or any of their respective Affiliates as of the Closing or commenced after the Closing and arising out of, or relating to, any occurrence or event happening prior to the Closing;

(g)        any Liability for or in respect of any current or former employee, officer, director, or shareholder of the Stock Company, any of the Asset Companies or any of the Nielsen Sellers or their Affiliates (other than the Severance Obligation as provided in Section 4.8(d) or with respect to the UK Pension Plan), including (i) any such Liability with respect to payroll, wages, bonus, commission, sick pay, vacation or any other form of compensation, and (ii) any claim or demand of a current or former employee relating to or arising as a result of employment, termination thereof, or an employment contract or agreement between the Stock Company, any of the Asset Companies or any of the Nielsen Sellers or their Affiliates and any Person;

(h)        any Liability of the Stock Company, any of the Asset Companies or any of the Nielsen Sellers or any of their ERISA Affiliates under any Employee Benefit Plan (other than the Severance Obligation as provided in Section 4.8(d) or with respect to the UK Pension Plan);

(i)         any Liability pursuant to the WARN Act relating to any action or inaction of the Stock Company, any of the Asset Companies or any of the Nielsen Sellers or any of their Affiliates, including, without limitation, any liabilities under the WARN Act as a result of any Rentrak Buyer failing to hire any employee of the Stock Company, any Asset Company or any Nielsen Seller as of the Closing; and

(j)         any Liabilities under any Assigned Contract arising out of, or relating to, any breach or default that occurred prior to the Closing.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Credit Facilities” shall have the meaning set forth in Section 2.8(b).

“Seller Indemnified Parties” shall have the meaning set forth in Section 6.2(b).

“Seller’s Refunds” shall have the meaning set forth in Section 4.5(b).

“Seller’s Share” shall have the meaning set forth in Section 4.8(d).

“Severance Obligation” shall have the meaning set forth in Section 4.8(d).

“Shares” shall mean one hundred (100) ordinary shares in the capital of EDI-UK owned by the UK Sellers.

“60-day Employees” shall have the meaning set forth in Section 4.8(d).

“Spain Asset Purchase Agreement” shall have the meaning set forth in Section 1.2(g).

“Spain Assets” shall have the meaning set forth in Section 1.2(g).

“Stock Company” shall mean EDI-UK.

“Straddle Period” shall mean a taxable period beginning on or before and ending after the Closing Date.

“Submission Date” shall have the meaning set forth in Section 1.4(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary and any predecessors of such Subsidiary.

“Target Working Capital” means zero dollars ($0.00).

“Tax Claim” means any claim for indemnity under Section 6.2(a) of this Agreement with respect to, or in connection with, Taxes.

“Tax Proceeding” means any audit, action, suit, claim, examination, investigation, deficiency, assessment or other administrative or judicial proceeding by any Governmental Entity involving Taxes.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Tax Sharing Agreements” shall have the meaning set forth in Section 2.7(d).

“Taxes” shall mean (i) any and all federal, state, local or foreign taxes, charges, fees, levies or other similar assessments or liabilities of any kind, including net or gross income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, old age benefits or accruals required by Law, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by any government or taxing authority, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) any Liability of any Person for the payment of amounts of the type described in clause (i) as a transferee, successor or payable pursuant to a contractual obligation.

“Termination Report” shall have the meaning set forth in Section 4.8(d).

“Third Party” means any Person other than the Nielsen Sellers, the Rentrak Buyers or any of their respective Affiliates.

“Third Party Claim” shall have the meaning set forth in Section 6.2(c)(i).

“Transfer Taxes” shall have the meaning set forth in Section 4.5(g).

“Transferred Employees” shall have the meaning set forth in Section 4.8(a).

“Transition Services Agreement” shall have the meaning set forth in Section 1.6(b)(x).

“2009 Audited Financials” shall have the meaning set forth in Section 4.13(b).

“2009 Abbreviated Financials” shall have the meaning set forth in Section 4.13(b).

“2009 Bonus Payments” shall have the meaning set forth in Section 4.17.

“UK Pension Plan” means The Nielsen Company Group Pension Plan.

“UK Sellers” shall mean (a) AC Nielsen Holdings UK Limited, a private limited liability company incorporated and registered under the laws of England and Wales with company number 3863855 and (b) the Seller.

“UK Stock Purchase Agreement” shall have the meaning set forth in Section 1.1.

“US Asset Purchase Agreement” shall have the meaning set forth in Section 1.2(a).

“US Assets” shall have the meaning set forth in Section 1.2(a).

“US Business Employees” shall mean all Business Employees situated in the United States.

“WARN Act” shall mean jointly the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar law, regulation or ordinance.

“Working Capital Adjustment” means the difference between (i) the Closing Working Capital and (ii) the Initial Closing Working Capital.

“Working Capital Shortfall” means the amount, if any, by which the Target Working Capital exceeds the Initial Closing Working Capital.

ARTICLE IX

MISCELLANEOUS

9.1       No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.2       Entire Agreement.  This Agreement (including the documents, agreements and instruments referred to herein, including the Ancillary Agreements, and the schedules hereto which are hereby incorporated by reference and made part hereof) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements, documents, projections, financial data, statements, or representations and warranties, written or oral, express or implied, between the Parties and their respective Affiliates or representatives with respect to the subject matter hereof.

9.3       Succession and Assignment; Non-Binding.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party shall assign, by operation of Law or otherwise, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party and any purported assignment or other transfer without such consent shall be null and void and unenforceable. Upon any assignment and assumption in accordance with this Section 9.3, the references in this Agreement to the Seller or the Buyer, as the case may be, shall apply to any such assignee unless the context otherwise requires. Notwithstanding anything in this Agreement, this Agreement shall not be considered binding on the Parties or the Nielsen Sellers or the Rentrak Buyers in France until and unless the consultation processes required by mandatory applicable Law in France have been completed and the views of the applicable worker representative bodies and others as required by Law have been considered, provided that absent any changes to which the Parties agree after such consultations, the Parties shall confirm the Agreement on the same terms and conditions set forth in this Agreement as to France within 10 days after completion of such consultation procedures.

9.4       Counterparts, Facsimile and PDF Signature.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile signature or by electronic mail in portable document format (PDF) or similar image format.

9.5       Headings.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof.

9.6       Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

If to the Seller:		Copy (which shall not constitute notice) to:

The Nielsen Company (US), LLC		Transatlantic Law International Limited
770 Broadway		42 Brook Street
New York, NY 10003-9595		London W1K 5DB, United Kingdom

Attn:	Itzhak Fisher	Attn:	Erik D. Lazar
	James Ross	Facsimile:	+ 44 (207) 100-7360
email:	Itzhak.Fisher@nielsen.com	email:	elazar@transatlanticlaw.com
James.Ross@nielsen.com

If to the Buyer:		Copy (which shall not constitute notice) to:
Rentrak Corporation		Proskauer Rose LLP
7700 N.E. Ambassador Place		1585 Broadway
Portland, OR 97220		New York, NY 10036-8299
Attn: David Chemerow		Attn: Lauren K. Boglivi, Esq
email: dch@rentrakmail.com		Facsimile: (212) 969-2900

Any Party may change the address to which notices, requests, demands and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.7       Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to its choice or conflict of law provisions or principles to the extent such provisions or principles are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction.

9.8       Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time; provided that no such amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any term, condition, right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party entitled to the benefits of such term, condition, right or remedy. No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.9       Severability.  Any term or provision of this Agreement that is invalid, illegal or unenforceable in any situation under any applicable Law shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or under the Law of any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making the determination of invalidity, illegality or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision and to preserving the consummation of the transactions contemplated by this Agreement as originally contemplated to the greatest extent possible, and this Agreement shall remain in full force and effect and shall be enforceable as so modified.

9.10     Expenses.  Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with the preparation and performance of this Agreement and the consummation of the transactions contemplated hereby.

9.11     Submission to Jurisdiction.

(a)        Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Law, in such federal court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)        Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby in any New York State or federal court sitting in New York City. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby in any court other than those specified in Section 9.11(a) above.

(c)        Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.6. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(d)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.12     Specific Performance.  Nothing in this Agreement shall be deemed to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement in any court of competent jurisdiction.

9.13     Construction.

(a)        The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)        Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)        Any reference herein to “including,” “include” or “includes” shall be deemed to be followed by the words “without limitation.”

(d)        The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)        The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(f)         Any reference to any Article, Section, Schedule, Exhibit or paragraph shall be deemed to refer to an Article, Section, Schedule, Exhibit or paragraph of this Agreement, unless the context clearly indicates otherwise.

(g)        Unless otherwise set forth herein, references in this Agreement to any document, instrument or agreement (i) includes and incorporates all exhibits, schedules and other attachments thereto, (ii) includes all documents, instruments or agreements issued or executed in replacement thereof and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time.

9.14     Certain Limitations.  It is the explicit intent and understanding of each of the Parties that none of the Parties or any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement and the Ancillary Agreements and no Party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other Party or such other Party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement and the Ancillary Agreements. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION, INCLUDING AS TO CONDITION, QUALITY, MERCHANTABILITY, SUITABILITY OR SUFFICIENCY OR FITNESS FOR PURPOSE OF THE ACQUIRED ASSETS OR THE ASSETS OF THE STOCK COMPANY. The Parties agree that this is an arm’s length transaction in which the Parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement and the Ancillary Agreements.

9.15     Waiver of Punitive and Other Damages.

(a)        THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)        EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVERS SET FORTH IN SECTION 9.11(d) OR 9.15(a), (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN SECTIONS 9.11(d) AND 9.15(a).

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IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

RENTRAK CORPORATION
By:	/s/ William P. Livek
Name:	William P. Livek
Title:	Chief Executive Officer

THE NIELSEN COMPANY (US), LLC
By:	/s/ James A. Ross
Name:	James A. Ross
Title:	Vice President